As filed with the Securities and Exchange Commission on June 16, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ADMA BIOLOGICS, INC. (Exact name of registrant as specified in its charter)

Delaware	56-2590442
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

465 State Route 17

Ramsey, New Jersey 07446

(201) 478-5552

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Adam S. Grossman

President and Chief Executive Officer

ADMA Biologics, Inc.

465 State Route 17

Ramsey, New Jersey 07446

(201) 478-5552

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

David C. Schwartz, Esq.
DLA Piper LLP (US)
51 John F. Kennedy Parkway, Suite 120
Short Hills, New Jersey 07078
(973) 520-2550

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.0001 par value per share	6,042,470	$3.15	$19,033,780.50	$2,210

(1)

This registration statement registers 6,042,470 shares of common stock to be offered for resale by the selling stockholders, including an aggregate of 188,859 shares of common stock issuable upon the exercise of outstanding warrants.

In addition, there are being registered hereunder such additional number of shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain antidilution provisions set forth in the terms of the warrants referenced in Footnote (1) above, which shares of common stock are registered hereunder pursuant to Rule 416 of the Securities Act.

(2)	Calculated in accordance with Rule 457(c), based on the average of the high and low prices per share of common stock as reported on the Nasdaq Capital Market on June 15, 2017.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed or supplemented. No securities described in this prospectus can be sold until the registration statement that we filed to cover the securities has become effective under the rules of the Securities and Exchange Commission. This prospectus is not an offer to sell the securities, nor is it a solicitation of an offer to buy the securities in any state where an offer or sale of the securities is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 16, 2017

PRELIMINARY PROSPECTUS

ADMA BIOLOGICS, INC.

6,042,470 Shares of Common Stock

This prospectus relates to the resale from time to time of: (i) an aggregate of 2,331,717 shares of our common stock held by Aisling Capital II LP ("Aisling"), Biomark Capital Fund IV LP ("Biomark"), Consonance Capital Management LP ("Consonance"), Hariden, LLC ("Hariden"), Maggro, LLC ("Maggro"), Gordon K. Johnson and Kirk M. Warshaw, which were issued by ADMA Biologics, Inc. (the “Company”, “we,” or “us”) in February 2012 pursuant to a securities purchase agreement in a private placement transaction exempt from the registration requirements of the Securities Act of 1933; (ii) an aggregate of 3,521,894 shares of our common stock held by Aisling, Hariden and Maggro which we issued in 2012 to the existing stockholders (founders and institutional investors) of our predecessor entity; and (iii) an aggregate of 188,859 shares issuable upon the exercise of outstanding warrants as follows: (a) to Oxford Finance LLC, (1) 74,309 shares of common stock issuable upon the exercise of a warrant expiring June 19, 2022, with an exercise price of $8.51 per share, and (2) 24,800 shares of common stock issuable upon the exercise of warrants expiring May 13, 2023, with an exercise price of $6.37 per share; and (b) to Hercules Technology Growth Capital, Inc. (1) 31,750 shares of common stock issuable upon the exercise of a warrant expiring December 2022, with an exercise price of $7.56 per share; (2) 34,800 shares of common stock issuable upon the exercise of a warrant expiring December 2024, with an exercise price of $7.50 per share and (3) 23,200 shares of common stock issuable upon the exercise of a warrant expiring December 2024, with an exercise price of $7.50 per share. We refer herein collectively to the holders of the above securities as the "selling stockholders". Of these shares, 5,853,611 are currently outstanding and 188,859 are issuable upon the exercise of warrants held by the selling stockholders.

We are registering the resale of these shares of our common stock as required by the terms of registration rights agreements and an investors’ rights agreement between the selling stockholders and us. Such registration does not mean that the selling stockholders will actually offer or sell any of these shares. We will not receive any proceeds from the sale or other disposition of the shares of common stock offered by the selling stockholders. We will, however, receive the exercise price of any warrants exercised for cash. To the extent that we receive cash upon exercise of any warrants, we expect to use that cash for working capital and general corporate purposes.

The selling stockholders may offer and sell the securities from time to time, directly or through underwriters, broker-dealers or agents, in public or private transactions, and at fixed prices, prevailing market prices, prices related to prevailing market prices or negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling stockholders (or the purchasers of the securities as negotiated with the selling stockholders) will be responsible for underwriting discounts or commissions or agents’ commissions, if any. The timing and amount of any sale is within the sole discretion of the selling stockholders, subject to certain restrictions. See “Plan of Distribution” on page 30 of this prospectus.

Our common stock is listed on the Nasdaq Capital Market under the symbol “ADMA.” On June 15, 2017, the closing sale price of our common stock on the Nasdaq Capital Market was $3.18 per share.

Investing in the Company’s securities involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus. You should read this document and any prospectus supplement carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2017.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	2
PROSPECTUS SUMMARY	4
RISK FACTORS	10
USE OF PROCEEDS	27
SELLING STOCKHOLDERS	28
PLAN OF DISTRIBUTION	30
LEGAL MATTERS	33
EXPERTS	33
WHERE YOU CAN FIND MORE INFORMATION	33
INCORPORATION BY REFERENCE	33

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note Regarding Forward-Looking Statements.”

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus.  You must not rely on any unauthorized information or representations.  This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying supplement to this prospectus constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction.  The information contained in this prospectus is current only as of its date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process.  Under this shelf process, the selling stockholders identified in this prospectus may offer or sell shares of our common stock, as described in this prospectus, in one or more offerings from time to time.

This prospectus provides you with a general description of the securities the selling stockholder may offer. Each time the selling stockholder sells securities under this shelf registration, we will, to the extent required by law, provide a prospectus supplement or any related free writing prospectus that will contain specific information about the terms of that offering. The prospectus supplement or any related free writing prospectus may also add, update or change information contained in this prospectus. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, the information and documents incorporated herein by reference and the additional information under the heading “Where You Can Find More Information” before making an investment decision.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying supplement or any related free writing prospectus to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any accompanying prospectus supplement or any related free writing prospectus. This prospectus and any accompanying supplement to this prospectus or any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying supplement or any related free writing prospectus to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement or any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement or any related free writing prospectus is delivered or securities sold on a later date.

This prospectus may not be used by us to consummate sales of our securities, unless it is accompanied by a prospectus supplement or any related free writing prospectus. To the extent there are inconsistencies between any prospectus supplement or any related free writing prospectus, this prospectus and any documents incorporated by reference, the document with the most recent date will control.

Unless the context otherwise requires, references in this prospectus to “we,” “us,” “our,” the “Company” or “ADMA” refer to ADMA Biologics, Inc., a Delaware corporation, and its subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus and any prospectus supplement or free writing prospectus may contain "forward-looking statements" within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements are only predictions and provide our current expectations or forecasts of future events and financial performance and may be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “will” or “should”, “could”, “predicts” or, in each case, their negative, or other variations or comparable terminology, though the absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements include all matters that are not historical facts and include, without limitation, statements concerning our business strategy, outlook, objectives, future milestones, plans, intentions, goals, and future financial condition, including the period of time for which our existing resources will enable us to fund our operations. Forward-looking statements also include our financial, clinical, manufacturing and distribution plans and our expectations and timing related to the U.S. Food and Drug Administration, or FDA, approval and commercialization of our lead product candidate, RI-002.

We intend that all forward-looking statements be subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to many risks and uncertainties that could cause actual results to differ materially from any future results expressed or implied by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Examples of the risks and uncertainties include, but are not limited to:

•	our ability to successfully leverage the anticipated benefits and synergies of our recent acquisition of certain assets from Biotest Pharmaceuticals Corporation, including maximizing the anticipated future combined businesses, operations, products and services, and liquidity, debt repayment and capital return expectations;

•	our ability to successfully resubmit to the FDA our Biologics License Application, or BLA, for RI-002 once the deficiencies identified in the July 2016 Complete Response Letter, or CRL, have been resolved by us to the satisfaction of the FDA, and other requests for information included therein have been provided by us;

•	our plans to develop, market, launch and build our own commercial infrastructure and commercialize RI-002 and the success of such efforts;

•	the expected timing of and our ability to obtain and maintain regulatory approvals for our product candidates, including the timeframe within which we may receive approval from the FDA, if at all, of our BLA for RI-002 and the labeling or nature of any such approvals;

•	our ability to resume the manufacturing of BIVIGAM® once the deficiencies identified in the CRL have been resolved by us to the satisfaction of the FDA;

•	the achievement of or expected timing, progress and results of clinical development, clinical trials and potential regulatory approvals;

•	our ability to obtain adequate quantities of FDA-approved normal source plasma and Respiratory Syncytial Virus, or RSV, high-titer plasma with proper specifications;

•	our plans to increase our supplies of plasma;

•	the potential indications for our product candidates;

•	potential investigational new product applications;

•	the acceptability of RI-002 for any purpose by physicians, patients or payers;

•	concurrence by FDA with our conclusions and the satisfaction by us of its guidance;

•	the comparability of results of RI-002 to other comparably run injectable immune globulin trials;

•	the potential of RI-002 to provide meaningful clinical improvement for patients living with Primary Immune Deficiency Disease, or PIDD;

•	our intellectual property position, including our expectations of the scope of patent protection with respect to RI-002, or other future pipeline product candidates;

•	our manufacturing capabilities, third-party contractor capabilities and strategy;

•	our plans relating to manufacturing, supply and other collaborative agreements;

•	our estimates regarding expenses, capital requirements and needs for additional financing;

•	possible or likely reimbursement levels, if any, if and when RI-002 is approved for marketing;

•	estimates regarding market size, projected growth and sales as well as our expectations of market acceptance of RI-002; and

•	expectations for future capital requirements.

Pharmaceutical, biotechnology and medical device technology companies have suffered significant setbacks in advanced clinical trials, even after obtaining promising earlier trial results. Data obtained from such clinical trials are susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. After gaining approval of a drug product, pharmaceutical and biotechnology companies face considerable challenges in marketing and distributing their products, and may never become profitable. You should read carefully the risks described in the section entitled “Risk Factors” beginning on page 10 of this prospectus, and in any accompanying prospectus supplement or related free writing prospectus, to better understand significant risks and uncertainties inherent in our business and underlying any forward-looking statements. As a result of these factors, actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements in this report and you should not place undue reliance on any forward-looking statements.

Any forward-looking statements that we make in this prospectus speak only as of the date of such statements and we do not undertake any obligation to publicly update any forward-looking statements or to publicly announce revisions to any of the forward-looking statements, whether as a result of new information, future events or otherwise.

In addition to the risks described in the section entitled “Risk Factors” beginning on page 10 of this prospectus, many important factors affect our ability to achieve our plans and objectives and to successfully develop and commercialize our product candidates. In addition, our results may be affected by our ability to manage our financial resources, difficulties or delays in developing manufacturing processes for our product candidates, preclinical and toxicology testing and regulatory developments. Delays in clinical programs, whether caused by competitive developments, adverse events, patient enrollment rates, regulatory issues or other factors, could adversely affect our financial position and prospects. Prior clinical trial program designs and results are not necessarily indicative of future clinical trial designs or results. If our product candidates do not meet safety or efficacy endpoints in clinical evaluations, they will not receive regulatory approval and we will not be able to market them. The FDA may not approve our BLA for RI-002, our data, our results, or permit us to proceed. We may not be able to enter into any strategic partnership agreements. Operating expenses and cash flow projections involve a high degree of uncertainty, including variances in future spending rates due to changes in corporate priorities, the timing and outcomes of clinical trials, competitive developments and the impact on expenditures and available capital from licensing and strategic collaboration opportunities. If we are unable to raise additional capital when required or on acceptable terms, we may have to significantly delay, scale back or discontinue one or more of our drug development or discovery research programs and delay or abandon potential commercialization efforts. We may not ever have any products that generate significant revenue. Therefore, current and prospective security holders are cautioned that there can be no assurance that the forward-looking statements included in this document will prove to be accurate.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this prospectus and any accompanying prospectus supplement and in the documents we incorporate by reference. Before you decide to invest in our securities, to fully understand this offering and its consequences to you, you should carefully read the entire prospectus and any accompanying prospectus supplement or related free writing prospectus carefully, including the risk factors beginning on page 10 of this prospectus and in any accompanying prospectus supplement or related free writing prospectus, and the consolidated financial statements and related notes included or incorporated by reference in this prospectus, any accompanying prospectus supplement or related free writing prospectus and the other documents incorporated by reference herein and therein.

Our Business

Overview

ADMA Biologics is a fully-integrated biopharmaceutical and specialty immunoglobulin manufacturing company that currently markets and develops specialty plasma-based biologics for the proposed treatment of immune deficiencies and prevention of certain infectious diseases. Our targeted patient populations include immune-compromised individuals who suffer from an underlying immune deficiency disorder or who may be immune-suppressed for medical reasons. Our product candidates are intended to be used by physician specialists focused on caring for immune-compromised patients with or at risk for certain infectious diseases. We have received U.S. Patent 9,107,906 relating to certain aspects of our product candidate.

Our Lead Product Candidate – RI-002

We are currently developing our lead product candidate, RI-002, for the treatment of Primary Immune Deficiency Disease, or PIDD, and have completed a pivotal Phase III clinical study. RI-002 is derived from human plasma blended from normal donors and donors tested to have high levels of neutralizing titers to Respiratory Syncytical Virus, or RSV. RI-002 is manufactured using a process called fractionation, which purifies immune globulins, or IgG, from this blended plasma pool resulting in a final Intravenous immune globulin, or IVIG, product enriched with naturally occurring polyclonal anti-pathogen antibodies (e.g., streptococcus pneumonia, H. influenza type B, Cytomegalovirus or CMV, measles, tetanus, etc.). We use our proprietary RSV microneutralization assay to test for standardized levels of neutralizing antibodies to RSV in the final drug product.

In the third quarter of 2015, the FDA accepted for review our BLA for RI-002 for the treatment of PIDD. In July 2016, the FDA issued a complete response letter, or CRL, to the BLA. The CRL did not cite any concerns with the clinical safety or efficacy data for RI-002 submitted in the BLA, nor did the FDA request any additional clinical studies be completed prior to FDA approval of RI-002. The FDA identified in the CRL, among other things, certain outstanding inspection issues and deficiencies relating to Chemistry, Manufacturing and Controls, or CMC, at our third-party contract manufacturers and vendors and requested documentation of corrections for a number of those issues. The FDA indicated in the CRL that it cannot grant final approval of the BLA until, among other things, these deficiencies are resolved. Since receiving the CRL, we have worked diligently with our contract fill and finisher as well as the contract testing laboratory. We continued to work with our then-third-party contract manufacturer, BPC, and on June 6, 2017 we announced the closing of a definitive acquisition to acquire certain manufacturing and therapy-related assets from BPC in Boca Raton, Florida, a wholly-owned subsidiary of Biotest AG, or Biotest (the “Biotest Transaction”), in efforts to address the CRL and remediate the outstanding warning letter, GMP inspection deficiencies and other matters at the manufacturing facility prior to filing the BLA resubmission for RI-002.

We continue to collaborate with our third-party vendors to identify solutions to outstanding issues identified in the CRL. We are currently preparing documentation for an additional submission to the FDA to address the CRL. We, along with our vendors, are awaiting certain feedback from the FDA regarding previous submissions and we intend to provide a timeline for resubmission of our BLA for RI-002 as soon as practicable. If RI-002 is approved by the FDA for PIDD, we intend to commercialize RI-002 for the treatment of PIDD and explore alternative regulatory processes to evaluate and seek approval for RI-002 for additional indications, patient populations and uses.

Evaluation of PIDD Patients

PIDD, a genetic disorder that causes a deficient or absent immune system, is caused by hereditary or genetic defects and can affect anyone regardless of age or gender. PIDD patients are more vulnerable to infections and more likely to suffer complications from these infections. IVIG is a plasma derived product that is used to prevent serious infections in patients with PIDD. It is comprised of polyclonal antibodies, which are proteins produced by B-cells that are used by the body’s immune system to neutralize foreign objects such as bacteria and viruses. It is estimated that there are about 250,000 diagnosed PIDD patients in the U.S., approximately half of whom are treated with IVIG regularly. In the U.S., sales of immune globulin products for all its uses were reported to be approximately $4.8 billion in 2014.

The RI-002 pivotal Phase III clinical trial was conducted as a single arm study in which patients were treated approximately once per month for a period of 12 months plus 90 days for follow up. Fifty-nine patients were enrolled in nine treatment centers in the U.S. The pivotal Phase III primary endpoint followed published FDA industry guidance, which provides for a reduction in the incidence of serious infections to less than one per year in each subject receiving IVIG. The secondary outcome was safety and included other pharmacokinetic, or PK, data collection points including antibody titers for certain agents, including RSV antibody levels at various time points after infusion.

RI-002 demonstrated positive results in the Phase III study in patients with PIDD, meeting its primary endpoint, of no Serious Bacterial Infections, or SBI, reported. RI-002 was administered a total of 793 infusions with zero serious adverse events to 59 patients in nine treatment centers throughout the U.S. These results, included in the BLA, more than meet the requirement specified by FDA guidance of ≤ 1 SBI per patient-year.

On February 22, 2015, at the 2015 American Academy of Allergy, Asthma & Immunology Annual Meeting, scientific investigators reported on the secondary outcomes that included: a total of 93 days, or 1.66 days per patient per year lost from work or school due to infection; one hospitalization due to an infection of only five days duration in the entire study and IgG trough levels above those required by the FDA for IVIG products. Additionally, there was a marked increase in all of the measured specific anti-pathogen antibodies in PK subjects (n=31). The mean of maximum fold increases in specific antibody levels after infusion of RI-002 ranged from 1.9 fold (S. pneumonia type 19A) to 5.3 fold (RSV), which were statistically significant fold increases from the pathogen's specific measured baselines. The safety profile of RI-002 is comparable to that of other immunoglobulins.

Rationale for the Potential Evaluation in RSV Infected Patients

RSV is a common virus that ordinarily leads to mild, cold-like symptoms in healthy adults and children. In high-risk groups, such as the PIDD population and the other immune-compromised populations, RSV can lead to a more serious infection and may even cause death. The polyclonal antibodies which are present in RI-002 are expected to prevent infections in immune-compromised patients.

We previously conducted a randomized, double-blind, placebo-controlled Phase II clinical trial to evaluate RI-001, RI-002’s predecessor product candidate, in immune-compromised, RSV-infected patients. This trial was conducted with 21 patients in the U.S., Canada, Australia, and New Zealand. The Phase II dose-ranging trial demonstrated a statistically significant improvement in the change from baseline RSV titers to day 18 in the high dose and low dose treatment groups when compared with placebo (p=0.0043 and p=0.0268, respectively). The mean fold increase for high dose was 9.24 (95% CI 4.07, 21.02) and the observed mean fold increase for low dose was 4.85 (95% CI 2.22, 10.59). The mean fold change for placebo treated patients was 1.42 (95% CI 0.64, 3.17). In addition, more patients in the high dose (85.7%) and low dose (42.9%) groups experienced greater than a four-fold increase from baseline to day 18 in RSV titer levels compared to placebo (0%). There were no serious drug-related adverse events reported during the trial.

From April 2009 through February 2011, RI-001 was also administered to 15 compassionate use patients where physicians requested access to the product for treating their patients with documented lower respiratory tract RSV infections due to the fact that these patients had failed conventional therapeutic interventions. Serum samples were obtained from 13 patients. Samples showed that patients demonstrated a four-fold or greater rise in RSV antibody titers from baseline. Serum samples were not obtained from two patients that received Palivizumab. All 11 patients who received RI-001 within 4.2 days after the onset of the diagnosis of RSV survived. The drug was well-tolerated in all 15 patients and there were no reports of serious adverse events attributable to RI-001. Data from our Phase II clinical trial, compassionate use experience and data obtained from the evaluation of RI-002 in the infected cotton rat animal model has been presented at various conferences during 2014, 2015 and 2016.

Based on these results, we intend to evaluate RI-002 for the treatment of RSV patients following FDA approval, if received, for treatment of PIDD.

Commercialization

While we are working towards remediating the warning letter and other GMP inspection deficiencies and eventually filing the BLA resubmission for RI-002, we expect to continue our commercialization efforts and plan to increase our initiatives by hiring a small, specialty sales force to market Nabi-HB® (Hepatitis B Immune Globulin, Human) (“Nabi-HB®”), and Bivigam® (Immune Globulin Intravenous, Human) (“Bivigam®”) upon its relaunch and RI-002 once approved by the FDA, to hospitals, physician offices/clinics, and other specialty treatment organizations. We anticipate staffing our company with additional personnel for patient support, medical affairs, quality assurance, regulatory affairs, scientific affairs, reimbursement, inventory and logistics, human resources, manufacturing and laboratory technicians, laboratory support and financial and operational management. If and when we receive FDA approval, we may also use a network of national distributors and hospital group purchasing organizations to assist with order fulfillment for RI-002 and other products for use by healthcare professionals and hospitals.

Nabi-HB®

Nabi-HB® is a hyperimmune globulin that is rich in antibodies to the hepatitis B virus. Nabi-HB® is a purified human polyclonal antibody product collected from plasma donors who have been previously vaccinated with a hepatitis B vaccine. When administered, the hepatitis B antibody contained in Nabi-HB® binds to the Hepatitis B virus and triggers its clearance by the body’s immune system. Nabi-HB® has a well-documented record of long-term safety and effectiveness since its initial market introduction. Nabi-HB® is indicated for the treatment of acute exposure to blood containing hepatitis B surface antigen (“HBsAg”), prenatal exposure to infants born to HBsAg-positive mothers, sexual exposure to HBsAg positive persons and household exposure to persons with acute hepatitis B virus infection. Hepatitis B is a potentially life-threatening liver infection caused by the hepatitis B virus. It is a major global health problem. It can cause chronic infection and puts people at high risk of death from cirrhosis and liver cancer.

Bivigam®

Bivigam® is an intravenous immune globulin, indicated for the treatment of primary humoral immunodeficiency. This includes, but is not limited to, agammaglobulinemia, common variable immunodeficiency, Wiskott-Aldrich syndrome and severe combined immunodeficiency. These primary immunodeficiencies (“PIs”) are a group of genetic disorders. Initially thought to be very rare, it is now believed that as many as one in every 1,200-2,000 people has some form of PI. Bivigam® contains a broad range of antibodies similar to those found in normal human plasma. These antibodies are directed against bacteria and viruses, and help to protect PI patients against serious infections. Bivigam® is a purified, sterile, ready-to-use preparation of concentrated human immunoglobulin G (“IgG”) antibodies. Antibodies are proteins in the human immune system that work to defend against disease. FDA approval for Bivigam® was received on December 19, 2012, and sales commenced in the first quarter of 2013. In December 2016, BPC temporarily suspended the commercial production of Bivigam® in order to focus on the completion of planned improvements to the process. Bivigam® is not expected to be available for sale throughout the remainder of 2017.

Manufacturing and Supply of Nabi-HB® and Bivigam®

In order to produce plasma-derived immunoglobulins products, raw material plasma is collected from human donors and then manufactured into specialized products. Historically, plasma for Nabi-HB® and Bivigam® has been collected from healthy donors at FDA-licensed plasma donation centers. Source plasma is collected at any one of over 500 FDA-licensed donation centers located throughout the U.S., using a process called automated plasmapheresis. This sterile, self-contained, automated process separates red blood cells and other cellular components in the blood, which are then returned to the donor. Source plasma obtained by plasmapheresis is tested and must be negative for antibodies to human immunodeficiency virus types 1 and 2 (HIV-1/2), HBsAg and hepatitis C virus (“HCV”), using FDA-licensed serological test procedures.

After receipt of the source plasma, the frozen plasma is thawed and pooled and goes through a process called “fractionation.” This process is referred to as the Cohn method or cold ethanol method of fractionation. During cold ethanol fractionation, classes of proteins are precipitated and removed by centrifugation or filtration. Fractionation process includes the following steps; precipitation and adsorption, depth filtration, centrifugation and chromatography. Because of the human origin of the raw material and the thousands of donations required in the fractionation process, the major risk associated to plasma products is the transmission of blood-borne infectious pathogens. These purification processes have the potential to reduce the viral load. The manufacturing process also utilizes a multistep viral removal/inactivation system, which further increases the safety of the products. The following manufacturing processes have been validated for their capability to eliminate or inactivate viruses: precipitation during cold ethanol fractionation, solvent/detergent treatment, and nanofiltration. Incorporation of these processes in the manufacturing process ensures that the Company’s products comply with the requirements of the FDA and are safe and efficacious.

Manufacturing, Sales and Distribution of Nabi-HB® and Bivigam®

Historically, Nabi-HB® has been sold through independent distributors, drug wholesalers acting as sales agents, specialty pharmacies and other alternate site providers. In the United States, third-party drug wholesalers ship a significant portion of Nabi-HB® through their distribution centers. These centers are generally stocked with adequate inventories to facilitate prompt customer service. Sales and distribution methods include frequent contact by sales and customer service representatives, automated communications via various electronic purchasing systems, circulation of catalogs and merchandising bulletins, direct-mail campaigns, trade publication presence and advertising.

Initially, Bioest focused on selling Bivigam® directly to infusion centers using a specialized direct sales force. However, after not realizing the expected sales volumes, the sales strategy shifted towards utilizing a limited network of specialty distributors. In 2016, Kedrion Biopharma Inc. (“Kedrion”) became the exclusive distributor of Bivigam® in the United States, thereby eliminating the internal sales force at that time. However, due to unforeseeable delays of Bivigam® experienced by BPC in 2016, the Kedrion contract was terminated in early 2017. As a result of the termination of the Kedrion agreement, the Company plans on re-entering the market upon successful completion of the planned improvements to the Bivigam® process. The future sales and marketing strategy for Bivigam® is still to be determined.

Pharmaceutical Pricing and Reimbursement of Nabi-HB® and Bivigam®

All sales of Nabi-HB® and Bivigam® in the United States depend in part on the availability of reimbursement from third-party payers. Third-party payers include government health programs, managed care providers, private health insurers and other organizations. Nabi-HB® and Bivigam® are reimbursed or purchased under several government programs, including Medicaid, Medicare Parts B and D, the 340B/Public Health Service program, and pursuant to an existing contract with the Department of Veterans Affairs. Medicaid is a joint state and federal government health plan that provides covered outpatient prescription drugs for low-income individuals. Under Medicaid, drug manufacturers pay rebates to the states based on utilization data provided by the states.

Civacir®

Civacir® is an investigational human polyclonal antibody product that contains antibodies against Hepatitis C Virus (“HCV”). Civacir was developed to prevent reinfection with Hepatitis C disease in HCV-positive liver transplant patients. Positive interim results from the phase III study were presented at the International Liver Congress in Vienna in April 2015. However, the expected market potential of Civacir has been reduced considerably due to highly effective oral therapies introduced in the market over the past few years. These antiviral therapies have reduced the post-liver transplant reinfection rate significantly. Due to the recent market developments and required further investment, the decision was made not to move forward with any further activities related to the commercialization and approval of Civacir.

Intellectual Property

During the second quarter of 2015, we received a notice of allowance from the U.S. Patent Office, or USPTO, for our RI-002 patent filed under U.S. patent application 14/592,721 entitled ‘Compositions and Methods for the Treatment of Immunodeficiency,’ which extends through January 2035. During the third quarter of 2015, our U.S. Patent 9,107,906 was issued by the USPTO. This patent describes methods by which the blending of plasma obtained from normal donors with plasma obtained from donors selected to have high levels of neutralizing titers to RSV form a unique antibody enriched plasma pool and provide for the standardization of the levels of anti-RSV antibodies in the RI-002 final product. Our proprietary microneutralization assay allows us to effectively identify and isolate donor plasma with high-titer RSV antibodies and to standardize RI-002’s antibody profile, which we believe may enable us to garner a premium price.

In connection with the closing of our recent acquisition of certain assets from BPC, we have acquired certain patent applications with respect to Civacir.

Plasma Collection Facilities

Our wholly-owned subsidiary, ADMA Bio Centers Georgia Inc., or ADMA BioCenters, operates two FDA-licensed, German Health Authority, or GHA, and Korean Ministry of Food and Drug Safety, or MFDS, certified source plasma collection facilities located in Norcross, Georgia and Marietta, Georgia, which provide us with a portion of our blood plasma for the manufacture of RI-002. Our plasma collection center in Marietta, Georgia received FDA approval in the third quarter of 2015. A typical plasma collection center, such as those operated by ADMA BioCenters, can collect approximately 30,000 to 50,000 liters of source plasma annually, which may be sold for different prices depending upon the type of plasma, quantity of purchase, and market conditions at the time of sale. Plasma collected from ADMA BioCenters' two Georgia facilities that is not used for making RI-002 is sold to third-party customers in the U.S., and other locations where we are approved globally under supply agreements or in the open "spot" market. We have entered into long-term manufacturing and licensing agreements with Biotest and its U.S. subsidiary, BPC, that provide for the exclusive manufacture of RI-002. At the same time, we granted Biotest an exclusive, royalty-bearing license to market and sell RSV antibody-enriched IVIG in Europe and in other selected territories in North Africa and the Middle East.

On February 17, 2017, ADMA BioCenters entered into an additional lease in Marietta, Georgia which ADMA BioCenters will utilize as a facility specializing in the collection of human plasma, general office administration and any other related use.

On January 1, 2019, pursuant to a separate purchase agreement in connection with the Biotest Transaction, ADMA has agreed to sell, transfer and convey to BPC, for no additional consideration, all of its right, title and interest in and to the leases and certain other assets related to the ADMA plasma collection facilities located in Norcross, Georgia and Marietta, Georgia, which assets are subject to a repurchase right in favor of ADMA if within five years after January 1, 2019, the Biotest stockholders and their affiliates own less than 20% of the issued and outstanding capital stock of ADMA, which repurchase right will be exercisable by ADMA within three months of the applicable trigger event. Except for one plasma collection facility that may be developed by ADMA in Kennesaw, Georgia, all plasma collection facilities developed by ADMA must be at least 20 miles from the two centers to be acquired by BPC.

Leadership

The founders of ADMA have combined greater than 60 years of experience marketing and distributing blood plasma products and devices. With our executive team, members of the board of directors and our commercial team, we collectively possess over 200 years of deep medical, technical, development and commercial experience in the biologics and pharmaceutical industry.

Our mission is to develop and commercialize plasma-derived, human immune globulins targeted to niche immune-compromised patient populations. We intend to accomplish our mission by achieving the following:

•	obtain FDA approval to manufacture and market RI-002 for the treatment of patients with PIDD;

•	establish a specialty sales force to commercialize RI-002;

•	explore other possible indications (label expansion) for RI-002;

•	develop additional plasma-derived products for the treatment and/or prevention of infectious diseases in immune-compromised patient populations; and

•	expand our network of ADMA BioCenters facilities, both to maintain control of a portion of our raw material supply and to generate additional revenue through the collection and sale of source plasma to third party customers.

Risk Factors

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus or any accompanying prospectus supplement or related free writing prospectus, and other information included or incorporated into this prospectus or any accompanying prospectus supplement or related free writing prospectus, for a discussion of the factors you should carefully consider before deciding to invest in our securities.

Corporate Information

We maintain our principal offices at 465 State Route 17, Ramsey, New Jersey 07446. Our telephone number is (201) 478-5552. Our company maintains its website at www.admabiologics.com. Information contained in, or accessible through, our website does not constitute a part of this prospectus or any accompanying prospectus supplement or related free writing prospectus.

THE OFFERING

Common stock offered by the selling stockholders	6,042,470 shares

Common stock outstanding held by the selling stockholders before this offering	8,493,255 shares

Common stock held by the selling stockholders to be outstanding after this offering	2,450,785 shares

Risk factors	See “Risk Factors” beginning on page 10 of this prospectus for a discussion of factors you should consider carefully when making an investment decision.

Use of proceeds	We will not receive any proceeds from the sale or other disposition of the shares of common stock offered hereby. To the extent that we receive cash upon exercise of any warrants, we expect to use that cash for working capital and general corporate purposes.

The Nasdaq Capital Market symbol	“ADMA”

RISK FACTORS

You should carefully consider the following risk factors and the section entitled “Special Note Regarding Forward-Looking Statements” before you decide to invest in our securities.

Described below are various risks and uncertainties that may affect our business. These risks and uncertainties are not the only ones we face. You should recognize that other significant risks and uncertainties may arise in the future, which we cannot foresee at this time. Also, the risks that we now foresee might affect us to a greater or different degree than expected. Certain risks and uncertainties, including ones that we currently deem immaterial or that are similar to those faced by other companies in our industry or business in general, may also affect our business. If any of the risks described below actually occur, our business, financial condition or results of operations could be materially and adversely affected.

Risks Relating to our Business

To date, we have generated limited product revenues, we have a history of losses and will need to raise additional capital to operate our business, which may not be available on favorable terms, if at all.

To date, we have generated nearly all of our revenues from our plasma collections facilities derived from the sale of plasma, as well as our other plasma inventory sales. Unless and until we receive approval from the FDA and other regulatory authorities for our RI-002 product candidate, we do not expect to sell and generate revenue from the commercialization of RI-002 and we will be required to raise additional funds through the sale of equity and/or debt securities or otherwise to, among others, establish a commercial salesforce, infrastructure and recognize any significant sales.

Our long term liquidity will depend upon our ability to raise additional capital, fund our research and development and commercial programs, establish and build out a commercial sales force and commercial infrastructure and meet our ongoing obligations.  If we are unable to successfully raise additional capital by the first quarter of 2018, we will likely not have sufficient cash flow and liquidity to fund our business operations as we currently operate, forcing us to curtail our activities and potentially significantly reduce, or potentially cease operations. Even if we are able to raise additional capital, such financings may only be available on unattractive terms, resulting in significant dilution of stockholders' interests and, in such event, the value and potential future market price of our common stock may decline. In addition, if we raise additional funds through license arrangements or through the disposition of any of our assets, it may be necessary to relinquish potentially valuable rights to our product candidates or assets or grant licenses on terms that are not favorable to us.

Based upon the our projected revenue and expenditures for 2017, including regulatory and consulting fees for RI-002 associated with ongoing discussions with the FDA, continuing implementation of our commercialization and expansion activities and certain other assumptions, management currently believes that its cash, cash equivalents, short-term investments, projected revenue and accounts receivable are sufficient to fund our operations, as currently conducted, into the first quarter of 2018. These estimates may change based upon whether or when the FDA approves RI-002, the timing of any required commercial manufacturing scale up activities or if any of our other assumptions change. We currently do not have arrangements to obtain additional financing. Any such financing could be difficult to obtain or only available on unattractive terms and could result in significant dilution to stockholders. Failure to secure necessary financing in a timely manner and on favorable terms could have a material adverse effect on our business plan and financial performance and could delay, discontinue or prevent product development, clinical trial or commercialization activities, or the approval of any of our potential products. In addition, we could be forced to reduce or forego sales and marketing efforts and forego attractive business opportunities.

We are not currently profitable and may never become profitable.

We have a history of losses and expect to incur substantial losses and negative operating cash flow for the foreseeable future, and we may never achieve or maintain profitability. For the three months ended March 31, 2017 and 2016, we incurred net losses of $6.5 million and $4.6 million, respectively, and from our inception in 2004 through March 31, 2017, we have incurred an accumulated deficit of $113.5 million. Even if we succeed in developing and commercializing one or more of our product candidates, we expect to incur substantial losses for the foreseeable future and may never become profitable. We also expect to continue to incur significant operating and capital expenditures and anticipate that our operating expenses will increase substantially in the foreseeable future as we:

•	seek regulatory approval(s);

•	initiate commercialization and marketing efforts;

•	implement additional internal systems, controls and infrastructure;

•	hire additional personnel;

•	expand and build out of our plasma center network; and

•	integrate the assets which we acquired in the Biotest Transaction into our business post-closing.

We also expect to experience negative cash flow for the foreseeable future as we fund our operating losses and capital expenditures. As a result, we will need to generate significant revenues in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future. Our failure to achieve or maintain profitability could negatively impact the value of our securities.

Although our financial statements have been prepared on a going concern basis, we must raise additional capital by the first quarter of 2018 to fund our operations in order to continue as a going concern.

CohnReznick LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2016, has included an explanatory paragraph in their opinion that accompanies our audited consolidated financial statements as of and for the year ended December 31, 2016, indicating that our current liquidity position raises substantial doubt about our ability to continue as a going concern. If we are unable to improve our liquidity position we may not be able to continue as a going concern.  If we are unable to continue as a going concern, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our financial statements. We may also be forced to make reductions in spending, including delaying or curtailing our clinical development, trials or commercialization efforts, or seek to extend payment terms with our vendors and licensing partners. Our ability to raise or borrow the capital needed to improve our financial condition may be hindered by a variety of factors, including market conditions and the availability of such financing on acceptable terms, if at all. If we are unable to obtain sufficient funding, our business, prospects, financial condition and results of operations will be materially and adversely affected and we may be unable to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result if we are unable to continue as a going concern and, therefore, be required to realize our assets and discharge our liabilities other than in the normal course of business which could cause our security holders to suffer the loss of all or a substantial portion of their investment in our company.

We anticipate that our principal sources of liquidity will only be sufficient to fund our activities as currently conducted and financial obligations into the first quarter of 2018. In order to have sufficient cash to fund our operations thereafter, we will need to raise additional equity or debt capital by the end of the first quarter of 2018 in order to continue as a going concern, and we cannot provide any assurance that we will be successful in doing so. This time frame may change based upon the timing of our commercial manufacturing scale up activities. If our assumptions underlying our estimated expenses prove to be wrong, we may have to raise additional capital sooner than the first quarter of 2018.

We have a limited operating history upon which to base an investment decision.

We have not demonstrated an ability to perform the functions necessary for the successful commercialization of RI-002. The successful development and commercialization of any product candidate will require us or our collaborators to perform a variety of functions, including:

•	undertaking product development and clinical trials;

•	participating in regulatory approval processes;

•	formulating and manufacturing products; and

•	conducting sales and marketing activities once authorized.

Our operations thus far provide a limited basis for you to assess our ability to commercialize our product candidates and the advisability of investing in our securities.

Our lead product candidate, RI-002, requires extensive clinical data analysis and regulatory review and may require additional testing. Clinical trials and data analysis can be very expensive, time-consuming and difficult to design and implement. If we are unsuccessful in obtaining regulatory approval for RI-002, or any of our product candidates do not provide positive results, we may be required to delay or abandon development of such product, which would have a material adverse impact on our business.

Continuing product development requires additional and extensive clinical testing. Human clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. The clinical trial process is also time consuming. We cannot provide any assurance or certainty regarding when we might complete the clinical trial process or receive regulatory approval for our BLA for RI-002. Furthermore, failure can occur at any stage of the process, and we could encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed by several factors, including:

•	unforeseen safety issues;

•	determination of dosing issues;

•	lack of effectiveness during clinical trials;

•	slower than expected rates of patient recruitment;

•	inability to monitor patients adequately during or after treatment; and

•	inability or unwillingness of medical investigators to follow our clinical protocols.

In addition, the FDA or an independent institutional review board may suspend our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in our Investigational New Drug, or IND, submissions or the conduct of these trials. Therefore, we cannot provide any assurance or predict with certainty the schedule for future clinical trials. In the event we do not ultimately receive regulatory approval for RI-002, we may be required to terminate development of our only product candidate. Unless we acquire or develop other product candidates that are saleable, our business will be limited to plasma collection and sales.

If the results of our clinical trials do not support our product candidate claims, completing the development of such product candidate may be significantly delayed or we may be forced to abandon development of such product candidate altogether.

Even though our clinical trials have been completed as planned, we cannot be certain that their results will support our product candidate claims. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and preclinical testing. The clinical trial process may fail to demonstrate that our product candidates are safe for humans and effective for indicated uses. This failure would cause us to abandon a product candidate and may delay development of other product candidates. Any delay in, or termination of, our clinical trials will delay our ability to commercialize our product candidates and generate product revenues. In addition, our clinical trials involve a relatively small patient population. Because of the small sample size, the results of these clinical trials may not be indicative of future results. In addition, certain portions of the clinical trial and product testing for RI-002 were performed outside of the U.S., and therefore, may not have been performed in accordance with standards normally required by the FDA and other regulatory agencies.

Currently, our only viable product candidate is RI-002. If we do not obtain the necessary U.S. or worldwide regulatory approvals to commercialize RI-002, we will not be able to sell RI-002.

At the present time, our entire focus is obtaining regulatory approval for RI-002, our only product candidate. If we cannot obtain regulatory approval for RI-002, our only source of revenue will be plasma collection and sales. We cannot assure you that we will receive the approvals necessary to commercialize RI-002 or any other product candidate we may acquire or develop in the future. In order to obtain FDA approval of RI-002 or any other product candidate requiring FDA approval, our clinical development must demonstrate that the product candidate is safe for humans and effective for its intended use, and we must submit a BLA. To obtain required FDA approval of any other product candidate generally requires significant research and testing, referred to as preclinical studies, as well as human tests, referred to as clinical trials. Satisfaction of the FDA's regulatory requirements typically takes many years, depends upon the type, complexity and novelty of the product candidate and requires substantial resources for research, development and testing. We cannot predict whether our research and clinical approaches will result in products that the FDA considers safe for humans and effective for indicated uses. The FDA has substantial discretion in the product approval process and may require us to conduct additional preclinical and clinical testing or to perform post-marketing studies. The approval process may also be delayed by changes in government regulation, future legislation or administrative action or changes in FDA policy that occur prior to or during our regulatory review. Delays in obtaining regulatory approvals may:

•	delay commercialization of, and our ability to derive product revenues from, our product candidate;

•	impose costly procedures on us; and

•	diminish any competitive advantages that we may otherwise enjoy.

Even if we comply with all FDA requests, the FDA may ultimately reject our BLA. Our BLA is dependent upon us continuing operations and maintaining compliance with rules and regulations. In addition, the FDA could determine that we must test additional subjects and/or require that we conduct further studies with more subjects. We may never obtain regulatory approval for RI-002, or any other potential product candidate. Failure to obtain FDA approval of any of our product candidates will severely undermine our business by leaving us without a saleable product beyond the plasma collected by ADMA BioCenters, and therefore without any source of additional revenues if and until another product candidate can be developed and commercialized. There is no guarantee that we will ever be able to develop or acquire another product candidate. In foreign jurisdictions, we must receive approval from the appropriate regulatory authorities before we can commercialize any products. Foreign regulatory approval processes generally include all of the risks associated with the FDA approval procedures described above. We cannot assure you that we will receive the approvals necessary to commercialize any product candidate for sale outside the U.S.

Even if we receive approval from the FDA to market RI-002, our ability to market RI-002 for alternative applications could be limited.

The FDA strictly regulates marketing, labeling, advertising and promotion of prescription drugs. These regulations include standards and restrictions for direct-to-consumer advertising, industry-sponsored scientific and educational activities, promotional activities involving the Internet and off-label promotion. The FDA generally does not allow drugs to be promoted for “off-label” uses — that is, uses that are not described in the product’s labeling and that differ from those that were approved by the FDA. Generally, the FDA limits approved uses to those studied by a company in its clinical trials. In addition to the FDA approval required for new formulations, any new indication for an approved product also requires FDA approval. We have sought approval from the FDA to market RI-002 for the treatment of PIDD and, even if approved, we cannot be sure whether we will be able to obtain FDA approval for any desired future indications for RI-002.

While physicians in the U.S. may choose, and are generally permitted to prescribe drugs for uses that are not described in the product’s labeling, and for uses that differ from those tested in clinical studies and approved by the regulatory authorities, our ability to promote our products is narrowly limited to those indications that are specifically approved by the FDA. “Off-label” uses are common across medical specialties and may constitute an appropriate treatment for some patients in varied circumstances. Regulatory authorities in the U.S. generally do not regulate the behavior of physicians in their choice of treatments. Regulatory authorities do, however, restrict communications by pharmaceutical companies on the subject of off-label use. Although recent court decisions suggest that certain off-label communications (e.g., truthful and non-misleading speech) may be protected under the First Amendment, the scope of any such protection is unclear, and there are still significant risks in this area as it is unclear how these court decisions will impact the FDA’s enforcement practices, and there is likely to be substantial disagreement and difference of opinion regarding whether any particular statement is truthful and not misleading. Moreover, while we intend to promote our products consistent with what we believe to be the approved indication for our drugs, the FDA may disagree. If the FDA determines that our promotional activities fail to comply with the FDA’s regulations or guidelines, we may be subject to warnings from, or enforcement action by, these authorities. In addition, our failure to follow FDA rules and guidelines relating to promotion and advertising may cause the FDA to issue warning letters or untitled letters, bring an enforcement action against us, suspend or withdraw an approved product from the market, require a recall or institute fines or civil fines, or could result in disgorgement of money, operating restrictions, injunctions or criminal prosecution, any of which could harm our reputation and our business.

We depend on third-party researchers, developers and vendors to develop RI-002, and such parties are, to some extent, outside of our control.

We depend on independent investigators and collaborators, such as universities and medical institutions, contract laboratories, clinical research organizations and consultants to conduct our preclinical and clinical trials under agreements with us. These collaborators are not our employees and we cannot control the amount or timing of resources that they devote to our programs. These investigators may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If outside collaborators fail to devote sufficient time and resources to our product-development programs, or if their performance is substandard, the approval of our FDA application(s), if any, and our introduction of new products, if any, will be delayed. These collaborators may also have relationships with other commercial entities, some of whom may compete with us. If our collaborators assist our competitors at our expense, our competitive position would be harmed.

A single customer accounts for a significant amount of our revenues and, together with a second customer represent greater than 95% of our total revenues, and, therefore, the loss of such single customer could have a material adverse effect on our business, results of operations and financial condition.

A significant amount of our revenues are attributed to a single customer, BPC. For the three months ended March 31, 2017, two of our customers, SK Plasma Co., Ltd., or SK, and BPC, represented 98% of our total revenues, with BPC representing approximately 81% of our total revenues and SK representing approximately 17% of our total revenues. We believe SK will represent approximately less than 10% of our total revenues for 2017.

Our relationships with BPC and SK are arm's length commercial relationships. The loss of either or both of BPC and SK as a customer or a material change in the revenue generated by either or both of BPC and SK could have a material adverse effect on our business, results of operations and financial condition. Factors that could influence our relationships with our customers include, among other things:

•	our ability to sell our products at prices that are competitive with our competitors;

•	our ability to maintain features and quality standards for our products sufficient to meet the expectations of our customers; and

•	our ability to produce and deliver a sufficient quantity of our products in a timely manner to meet our customers’ requirements.

Additionally, an adverse change in the financial condition of either or both of BPC and SK could have a material adverse effect on our business and results of operations.

Issues with product quality could have a material adverse effect upon our business, subject us to regulatory actions and cause a loss of customer confidence in us or our products.

Our success depends upon the quality of our products. Quality management plays an essential role in meeting customer requirements, preventing defects, improving our products and services and assuring the safety and efficacy of our products. Our future success depends on our ability to maintain and continuously improve our quality management program. A quality or safety issue may result in adverse inspection reports, warning letters, product recalls or seizures, monetary sanctions, injunctions to halt manufacture and distribution of products, civil or criminal sanctions, costly litigation, refusal of a government to grant approvals and licenses, restrictions on operations or withdrawal of existing approvals and licenses. An inability to address a quality or safety issue in an effective and timely manner may also cause negative publicity, a loss of customer confidence in us or our current or future products, which may result in the loss of sales and difficulty in successfully launching new products.

If physicians and patients do not accept and use our product, our ability to generate revenue from sales will be materially impaired.

Even if the FDA approves RI-002, physicians and patients may not accept and use it. Acceptance and use of our product will depend on a number of factors including:

•	perceptions by members of the health care community, including physicians, about the safety and effectiveness of our product;

•	cost-effectiveness of our product relative to competing products;

•	availability of reimbursement for our product from government or other healthcare payers; and

•	effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any.

Because we expect sales of RI-002, if approved, to generate substantially all of our product revenues other than the revenue attainable from the sale of plasma collected by ADMA BioCenters, the failure of this product to find market acceptance would harm our business and could require us to seek additional financing or make such financing difficult to obtain on favorable terms, if at all.

Industry and other market data used in this prospectus and our other materials, including those undertaken by us or our engaged consultants, may not prove to be representative of current and future market conditions or future results.

This prospectus and our other materials include statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties, and surveys and studies we commissioned, regarding the market potential for RI-002. Although we believe that such information has been obtained from sources believed to be reliable, neither the sources of such data, nor we, can guarantee the accuracy or completeness of such information. While we believe these industry publications and third party research, surveys and studies are reliable, we have not independently verified such data. With respect to the information from third party consultants, the results of that study represent the independent consultants’ own methodologies, assumptions, research, analysis, projections, estimations, composition of respondent pool, presentation of data, and adjustments, each of which may ultimately prove to be incorrect, and cause actual results and market viability to differ materially from those presented in such report. Readers should not place undue reliance on this information.

Our long-term success may depend on our ability to supplement our existing RI-002 product candidate through new product development or the in-license or acquisition of other new products, and if our business development efforts are not successful, our ability to achieve profitability may be negatively impacted.

Our current product development portfolio consists primarily of RI-002. We intend to seek to expand our current portfolio through new product development efforts or to in-license or acquire additional products. If we are not successful in developing or acquiring additional products, we will have to depend on our ability to raise capital for, and the successful development and commercialization of, RI-002 and the revenue we may generate from the sale of plasma attributable to the operations of ADMA BioCenters.

Our loan and security agreement with Oxford Finance LLC, or Oxford, is subject to acceleration in specified circumstances, which may result in Oxford taking possession and disposing of any collateral. We became obligated to begin making payments of principal and interest on February 1, 2017, unless accelerated as a result of certain events of default or at our option.

On June 19, 2015, we entered into a Loan and Security Agreement, or LSA, with Oxford for up to $21.0 million and refinanced our existing loan with Hercules Technology Growth Capital, Inc. or Hercules. The first tranche of $16.0 million from the Oxford loan was primarily used to repay our existing facility with Hercules. In May 2016, we amended the LSA with Oxford and we borrowed an additional $4.0 million, bringing the total principal amount borrowed to $20.0 million. The LSA bears interest at a rate per annum equal to the greater of (i) 7.80% and (ii) the sum of (a) the three month U.S. LIBOR rate (as reported in The Wall Street Journal) on the date occurring on the last business day of the month that immediately precedes the month in which the interest will accrue, plus (b) 7.54% on the outstanding principal balance. We became obligated to begin to repay the principal over 36 months beginning February 1, 2017, unless accelerated as a result of certain events of default.  A final payment equal to 8.95% of the funded loan amount is due at the earlier of loan maturity or prepayment. In addition, a facility fee of $105,000 was paid at closing.  In the event we elect to prepay the loan, we are obligated to pay a prepayment charge corresponding to a percentage of the principal amount of the loan, with such percentage being: (i) for a prepayment made on or after the funding date of the applicable term loan through and including the first anniversary of its funding date, an amount equal to 3.00% of the principal amount of the term loan prepaid; (ii) for a prepayment made after the first anniversary of the funding date of the applicable term loan through and including the second anniversary of such funding date, an amount equal to 2.00% of the principal amount of such term loan prepaid; and (iii) for a prepayment of a term loan made after the second anniversary of its funding date and prior to its maturity date, an amount equal to 1.00% of the principal amount of the term loan prepaid.  The loan matures no later than January 1, 2020.  The loan is secured by our assets, except for our intellectual property (which is subject to a negative pledge). Events of default under the agreement include, but are not limited to: (i) insolvency, liquidation, bankruptcy or similar events; (ii) failure to pay any debts due under the LSA or other loan documents on a timely basis; (iii) failure to observe any covenant or secured obligation under the LSA or other loan documents, which failure, in most cases, is not cured within 10 days of written notice by lender; (iv) occurrence of any default under any other agreement between us and the lender, which is not cured within 10 days; (v) occurrence of an event that could reasonably be expected to have a material adverse effect;  (vi) material misrepresentations; (vii) occurrence of any default under any other agreement involving indebtedness or the occurrence of a default under any agreement that could reasonably be expected to have a material adverse effect; and (viii) certain money judgments are entered against us or a certain portion of its assets are attached or seized. Remedies for events of default include acceleration of amounts owing under the LSA and Oxford taking immediate possession of, and selling, any collateral securing the loan.

Developments by competitors may render our products or technologies obsolete or non-competitive.

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Should we obtain regulatory approval for RI-002 or any future product we may develop, we will have to compete with existing therapies. In addition, other companies may pursue the development of pharmaceuticals that target the same diseases and conditions that we are targeting. We face competition from pharmaceutical and biotechnology companies in the U.S. and abroad. In addition, companies pursuing different but related fields represent substantial competition. Many of these organizations competing with us have substantially greater capital resources, larger research and development staffs and facilities, longer product development history in obtaining regulatory approvals and greater manufacturing and marketing capabilities than we do. These organizations also compete with us to attract qualified personnel and parties for acquisitions, joint ventures or other collaborations.

If we are unable to protect our patents, trade secrets or other proprietary rights, if our patent is challenged or if our provisional patent applications do not get approved, our competitiveness and business prospects may be materially damaged.

As we move forward in clinical development we are also uncovering novel aspects of our product and are drafting patents to cover our inventions.  We rely on a combination of patent rights, trade secrets and nondisclosure and non-competition agreements to protect our proprietary intellectual property, and we will continue to do so. There can be no assurance that our patent, trade secret policies and practices or other agreements will adequately protect our intellectual property. Our issued patent may be challenged, found to be over-broad or otherwise invalidated in subsequent proceedings before courts or the USPTO. Even if enforceable, we cannot provide any assurances that it will provide significant protection from competition. The processes, systems, and/or security measures we use to preserve the integrity and confidentiality of our data and trade secrets may be breached, and we may not have adequate remedies as a result of any such breaches. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. There can be no assurance that the confidentiality, nondisclosure and non-competition agreements with employees, consultants and other parties with access to our proprietary information to protect our trade secrets, proprietary technology, processes and other proprietary rights, or any other security measures relating to such trade secrets, proprietary technology, processes and proprietary rights, will be adequate, will not be breached, that we will have adequate remedies for any breach, that others will not independently develop substantially equivalent proprietary information or that third parties will not otherwise gain access to our trade secrets or proprietary knowledge. To the extent that our consultants, contractors or collaborators use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

We could lose market exclusivity of a product earlier than expected.

In the pharmaceutical and biotechnology industries, the majority of an innovative product’s commercial value is realized during its market exclusivity period. In the U.S. and in some other countries, when market exclusivity expires and generic versions are approved and marketed or when biosimilars are introduced (even if only for a competing product), there are usually very substantial and rapid declines in a product’s revenues.

Market exclusivity for our products is based upon patent rights and certain regulatory forms of exclusivity. The scope of our patent rights may vary from country to country and may also be dependent on the availability of meaningful legal remedies in a country. The failure to obtain patent and other intellectual property rights, or limitations on the use or loss of such rights, could be material to us. In some countries, basic patent protections for our products may not exist because certain countries did not historically offer the right to obtain specific types of patents and/or we (or our licensors) did not file in those markets. In addition, the patent environment can be unpredictable and the validity and enforceability of patents cannot be predicted with certainty. Absent relevant patent protection for a product, once the data exclusivity period expires, generic versions can be approved and marketed.

Patent rights covering our only product, RI-002, may become subject to patent litigation. In some cases, manufacturers may seek regulatory approval by submitting their own clinical trial data to obtain marketing approval or choose to launch a generic product “at risk” before the expiration of our patent rights/or before the final resolution of related patent litigation. Enforcement of claims in patent litigation can be very costly and no assurance can be given that we will prevail. There is no assurance that RI-002, or any other of our products for which we are issued a patent, will enjoy market exclusivity for the full time period of the respective patent.

Third parties could obtain patents that may require us to negotiate licenses to conduct our business, and there can be no assurance that the required licenses would be available on reasonable terms or at all.

We may not be able to operate our business without infringing third-party patents. Numerous U.S. and foreign patents and pending patent applications owned by third parties exist in fields that relate to the development and commercialization of immune globulins. In addition, many companies have employed intellectual property litigation as a way to gain a competitive advantage. It is possible that infringement claims may occur as the number of products and competitors in our market increases. In addition, to the extent that we gain greater visibility and market exposure as a public company, we face a greater risk of being the subject of intellectual property infringement claims. We cannot be certain that the conduct of our business does not and will not infringe intellectual property or other proprietary rights of others in the U.S. and in foreign jurisdictions. If our products, methods, processes and other technologies are found to infringe third party patent rights, we could be prohibited from manufacturing and commercializing the infringing technology, process or product unless we obtain a license under the applicable third party patent and pay royalties or are able to design around such patent. We may be unable to obtain a license on terms acceptable to us, or at all, and we may not be able to redesign our products or processes to avoid infringement. Even if we are able to redesign our products or processes to avoid an infringement claim, our efforts to design around the patent could require significant time, effort and expense and ultimately may lead to an inferior or more costly product and/or process. Any claim of infringement by a third party, even those without merit, could cause us to incur substantial costs defending against the claim and could distract our management from our business. Furthermore, if any such claim is successful, a court could order us to pay substantial damages, including compensatory damages for any infringement, plus prejudgment interest and could, in certain circumstances, treble the compensatory damages and award attorney fees. These damages could be substantial and could harm our reputation, business, financial condition and operating results. A court also could enter orders that temporarily, preliminarily or permanently prohibit us, our licensees, if any, and our customers from making, using, selling, offering to sell or importing one or more of our products or practicing our proprietary technologies or processes, or could enter an order mandating that we undertake certain remedial activities. Any of these events could seriously harm our business, operating results and financial condition.

Continued instability in the credit and financial markets may negatively impact our business, results of operations and financial condition.

Financial markets in the U.S., Canada, Europe and Asia continue to experience disruption, including, among other things, significant volatility in security prices, declining valuations of certain investments, as well as severely diminished liquidity and credit availability. Business activity across a wide range of industries and regions continues to be greatly reduced and local governments and many businesses are still suffering from the lack of consumer spending and the lack of liquidity in the credit markets. As a clinical-stage biotechnology company, we rely on third parties for several important aspects of our business, including contract manufacturing of drug product, plasma collection supplies, transportation and storage of plasma, and conduct of our clinical trials. These third parties may be unable to satisfy their commitments to us due to tightening of global credit from time to time, which would adversely affect our business. The continued instability in the credit and financial market conditions may also negatively impact our ability to access capital and credit markets and our ability to manage our cash balance. While we are unable to predict the continued duration and severity of the adverse conditions in the U.S. and other countries, any of the circumstances mentioned above could adversely affect our business, financial condition, operating results and cash flow or cash position.

If we are unable to successfully manage our growth, our business may be harmed.

Our success will depend on the expansion of our commercial, manufacturing, supply of plasma and overall operations and the effective management of our growth, which will place a significant strain on our management and on our administrative, operational and financial resources. To manage this growth, we must expand our facilities, augment our operational, financial and management systems and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business could be harmed.

The loss of one or more key members of our management team could adversely affect our business.

Our performance is substantially dependent on the continued service and performance of our management team, who have extensive experience and specialized expertise in our business. In particular, the loss of Adam S. Grossman, our President and Chief Executive Officer, could adversely affect our business and operating results. We do not have "key person" life insurance policies for any members of our management team. We have employment agreements with each of our executive officers; however, the existence of an employment agreement does not guarantee retention of members of our management team and we may not be able to retain those individuals for the duration of or beyond the end of their respective terms. The loss of services of key personnel, or the inability to attract and retain additional qualified personnel, could result in delays in development or approval of our product candidates and diversion of management resources.

If we are unable to hire additional qualified personnel, our ability to grow our business may be harmed.

We will need to hire additional qualified personnel with expertise in commercialization, sales, marketing, medical affairs, reimbursement, government regulation, formulation and manufacturing and finance and accounting. In particular, over the next 12-24 months, we expect to hire several new employees devoted to commercialization, sales, marketing, medical and scientific affairs, regulatory affairs, quality control, financial, general and operational management. We compete for qualified individuals with numerous biopharmaceutical companies, universities and other research institutions. Competition for such individuals is intense, and we cannot assure you that our search for such personnel will be successful. Attracting and retaining qualified personnel will be critical to our success and any failure to do so successfully may have a material adverse effect on us.

We currently collect human blood plasma at our ADMA BioCenters facilities located in  Norcross and Marietta, Georgia, and if we cannot maintain FDA approval for these locations we may be adversely affected and potentially may not be able to sell and use this human blood plasma for future commercial purposes.

We intend to maintain FDA and other governmental and regulatory approvals of our ADMA BioCenters collection facilities for the collection of human blood plasma. These facilities are subject to FDA and other governmental and regulatory inspections and extensive regulation, including compliance with cGMP, FDA and other government approvals. Failure to comply may result in enforcement action, which may significantly delay or suspend our operations for these locations.

We may incur substantial liabilities and may be required to limit commercialization of our products in response to product liability lawsuits.

The testing and marketing of medical products entail an inherent risk of product liability. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products we develop, alone or with collaborators.

Many of our business practices are subject to scrutiny by regulatory authorities, as well as to lawsuits brought by private citizens under federal and state laws. Failure to comply with applicable law or an adverse decision in lawsuits may result in adverse consequences to us.

The laws governing our conduct in the U.S. are enforceable by criminal, civil and administrative penalties. Violations of laws such as the Federal Food, Drug, and Cosmetic Act, the Social Security Act (including the Anti-Kickback Law), the Public Health Service Act and the Federal False Claims Act, and any regulations promulgated under the authority of the preceding, may result in jail sentences, fines or exclusion from federal and state programs, as may be determined by Medicare, Medicaid and the Department of Health and Human Services and other regulatory authorities as well as by the courts. There can be no assurance that our activities will not come under the scrutiny of regulators and other government authorities or that our practices will not be found to violate applicable laws, rules and regulations or prompt lawsuits by private citizen "relators" under federal or state false claims laws.

For example, under the Anti-Kickback Law and similar state laws and regulations, the offer or payment of anything of value for patient referrals, or in return for purchasing, leasing, ordering or arranging for or recommending the purchase, lease, or ordering of any time or service reimbursable in whole or in part by a federal health care program is prohibited.  This places constraints on the marketing and promotion of products and on common business arrangements, such as discounted terms and volume incentives for customers in a position to recommend or choose products for patients, such as physicians and hospitals, and these practices can result in substantial legal penalties, including, among others, exclusion from the Medicare and Medicaid programs. Arrangements with referral sources such as purchasers, group purchasing organizations, physicians and pharmacists must be structured with care to comply with applicable requirements. Also, certain business practices, such as payments of consulting fees to healthcare providers, sponsorship of educational or research grants, charitable donations, interactions with healthcare providers that prescribe products for uses not approved by the FDA and financial support for continuing medical education programs, must be conducted within narrowly prescribed and controlled limits to avoid any possibility of wrongfully influencing healthcare providers to prescribe or purchase particular products or as a reward for past prescribing. Under the Patient Protection and Affordable Care Act and the companion Health Care and Education Reconciliation Act, which together are referred to as the healthcare reform law, such payments by pharmaceutical manufacturers to U.S. healthcare practitioners and academic medical centers must be publicly disclosed. A number of states have similar laws in place. Additional and stricter prohibitions could be implemented by federal and state authorities. Where such practices have been found to be improper incentives to use such products, government investigations and assessments of penalties against manufacturers have resulted in substantial damages and fines. Many manufacturers have been required to enter into consent decrees or orders that prescribe allowable corporate conduct.

Failure to satisfy requirements under the Federal Food, Drug, and Cosmetic Act can also result in penalties, as well as requirements to enter into consent decrees or orders that prescribe allowable corporate conduct. In addition, while regulatory authorities generally do not regulate physicians' discretion in their choice of treatments for their patients, they do restrict communications by manufacturers on unapproved uses of approved products or on the potential safety and efficacy of unapproved products in development. Companies in the U.S., Canada and the European Union cannot promote approved products for other indications that are not specifically approved by the competent regulatory authorities (e.g., FDA in the U.S.), nor can companies promote unapproved products. In limited circumstances, companies may disseminate to physicians information regarding unapproved uses of approved products or results of studies involving investigational products. If such activities fail to comply with applicable regulations and guidelines of the various regulatory authorities, we may be subject to warnings from, or enforcement action by, these authorities. Furthermore, if such activities are prohibited, it may harm demand for our products. Promotion of unapproved drugs or devices or unapproved indications for a drug or device is a violation of the Federal Food, Drug, and Cosmetic Act and subjects us to civil and criminal sanctions. Furthermore, sanctions under the Federal False Claims Act have recently been brought against companies accused of promoting off-label uses of drugs, because such promotion induces the use and subsequent claims for reimbursement under Medicare and other federal programs. Similar actions for off-label promotion have been initiated by several states for Medicaid fraud. The healthcare reform law significantly strengthened provisions of the Federal False Claims Act, the Anti-Kickback Law that applies to Medicare and Medicaid, and other health care fraud provisions, leading to the possibility of greatly increased qui tam suits by relators for perceived violations. Violations or allegations of violations of the foregoing restrictions could materially and adversely affect our business.

We may be required to report detailed pricing information, net of included discounts, rebates and other concessions, to the Centers for Medicare & Medicaid Services, or CMS, for the purpose of calculating national reimbursement levels, certain federal prices and certain federal and state rebate obligations. Inaccurate or incomplete reporting of pricing information could result in liability under the False Claims Act, the federal Anti-Kickback Law and various other laws, rules and regulations.

We will need to establish systems for collecting and reporting this data accurately to CMS and institute a compliance program to assure that the information collected is complete in all respects. If we report pricing information that is not accurate to the federal government, we could be subject to fines and other sanctions that could adversely affect our business. If we choose to pursue clinical development and commercialization in the European Union or otherwise market and sell our products outside of the U.S., we must obtain and maintain regulatory approvals and comply with regulatory requirements in such jurisdictions. The approval procedures vary among countries in complexity and timing. We may not obtain approvals from regulatory authorities outside the U.S. on a timely basis, if at all, which would preclude us from commercializing products in those markets.

In addition, some countries, particularly the countries of the European Union, regulate the pricing of prescription pharmaceuticals. In these countries, pricing discussions with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of their product candidate to other available therapies. Such trials may be time-consuming and expensive, and may not show an advantage in efficacy for our products. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, in either the U.S. or the European Union, we could be adversely affected.

Also, under the U.S. Foreign Corrupt Practices Act, or FCPA, the U.S. has increasingly focused on regulating the conduct by U.S. businesses occurring outside of the U.S., generally prohibiting remuneration to foreign officials for the purpose of obtaining or retaining business. To enhance compliance with applicable health care laws, and mitigate potential liability in the event of noncompliance, regulatory authorities, such as the U.S. Health and Human Services Department Office of Inspector General, or OIG, have recommended the adoption and implementation of a comprehensive health care compliance program that generally contains the elements of an effective compliance and ethics program described in Section 8B2.1 of the U.S. Sentencing Commission Guidelines Manual. Increasing numbers of U.S.-based pharmaceutical companies have such programs. In the future, we may need to adopt healthcare compliance and ethics programs that would incorporate the OIG's recommendations, and train our applicable employees in such compliance. Such a program may be expensive and may not assure that we will avoid compliance issues.

The manufacturing processes for plasma based biologics are complex and involve biological intermediates that are susceptible to contamination.

Plasma is a raw material that is susceptible to damage and contamination and may contain human pathogens, any of which would render the plasma unsuitable as raw material for further manufacturing. For instance, improper storage of plasma, by us or third-party suppliers, may require us to destroy some of our raw material. If unsuitable plasma is not identified and discarded prior to the release of the plasma to the manufacturing process, it may be necessary to discard intermediate or finished product made from that plasma or to recall any finished product released to the market, resulting in a charge to cost of goods sold. The manufacture of our plasma products is an extremely complex process of fractionation, purification, filling and finishing. Our products can become non-releasable or otherwise fail to meet our stringent specifications or regulatory agencies' specifications through a failure in one or more of these process steps. We may detect instances in which an unreleased product was produced without adherence to our manufacturing procedures or plasma used in our production process was not collected or stored in a compliant manner consistent with our cGMP or other regulations. Such an event of noncompliance would likely result in our determination that the implicated products should not be released or maybe replaced or withdrawn from the market and therefore should be destroyed. Once manufactured, our plasma-derived products must be handled carefully and kept at appropriate temperatures. Our failure, or the failure of third parties that supply, ship or distribute our products, to properly care for our products may require that those products be destroyed. Even if handled properly, biologics may form or contain particulates or have other issues or problems after storage which may require products to be destroyed or recalled. While we expect to write off small amounts of work-in-progress in the ordinary course of business due to the complex nature of plasma, our processes and our products, unanticipated events may lead to write-offs and other costs materially in excess of our expectations and the reserves we have established for these purposes. Such write-offs and other costs could cause material fluctuations in our profitability.

Furthermore, contamination of our products could cause investors, consumers, or other third parties with whom we conduct business to lose confidence in the reliability of our manufacturing procedures, which could adversely affect our sales and profits. In addition, faulty or contaminated products that are unknowingly distributed could result in patient harm, threaten the reputation of our products and expose us to product liability damages and claims from companies for whom we do contract manufacturing.

Our ability to continue to produce safe and effective products depends on the safety of our plasma supply and manufacturing processes against transmittable diseases.

Despite overlapping safeguards, including the screening of donors and other steps to remove or inactivate viruses and other infectious disease causing agents, the risk of transmissible disease through blood plasma products cannot be entirely eliminated. For example, since plasma-derived therapeutics involves the use and purification of human plasma, there has been concern raised about the risk of transmitting human immunodeficiency virus, or HIV, prions, West Nile virus, H1N1 virus or "swine flu" and other blood-borne pathogens through plasma-derived products. There are also concerns about the future transmission of H5N1 virus, or "bird flu." In the 1980s, thousands of hemophiliacs worldwide were infected with HIV through the use of contaminated Factor VIII. Other producers of Factor VIII, though not us, were defendants in numerous lawsuits resulting from these infections. New infectious diseases emerge in the human population from time to time. If a new infectious disease has a period during which time the causative agent is present in the bloodstream but symptoms are not present, it is possible that plasma donations could be contaminated by that infectious agent. Typically, early in an outbreak of a new disease, tests for the causative agent do not exist. During this early phase, we must rely on screening of donors (e.g., for behavioral risk factors or physical symptoms) to reduce the risk of plasma contamination. Screening methods are generally less sensitive and specific than a direct test as a means of identifying potentially contaminated plasma units. During the early phase of an outbreak of a new infectious disease, our ability to manufacture safe products would depend on the manufacturing process' capacity to inactivate or remove the infectious agent. To the extent that a product's manufacturing process is inadequate to inactivate or remove an infectious agent, our ability to manufacture and distribute that product would be impaired. If a new infectious disease were to emerge in the human population, the regulatory and public health authorities could impose precautions to limit the transmission of the disease that would impair our ability to procure plasma, manufacture our products or both. Such precautionary measures could be taken before there is conclusive medical or scientific evidence that a disease poses a risk for plasma-derived products. In recent years, new testing and viral inactivation methods have been developed that more effectively detect and inactivate infectious viruses in collected plasma. There can be no assurance, however, that such new testing and inactivation methods will adequately screen for, and inactivate, infectious agents in the plasma used in the production of our products.

We could become supply-constrained and our financial performance would suffer if we cannot obtain adequate quantities of FDA-approved source plasma with proper specifications.

In order for plasma to be used in the manufacturing of our products, the individual centers at which the plasma is collected must be licensed by the FDA, and approved by the regulatory authorities of any country in which we may wish to commercialize our products. When we open a new plasma center, and on an ongoing basis after licensure, it must be inspected by the FDA for compliance with cGMP and other regulatory requirements. An unsatisfactory inspection could prevent a new center from being licensed or risk the suspension or revocation of an existing license. We do not and will not have adequate source plasma to manufacture RI-002. Therefore, we are reliant on purchasing normal source plasma to manufacture RI-002. We can give no assurances that normal source plasma will be available to us on commercially reasonable terms or at all. In order to maintain a plasma center's license, its operations must continue to conform to cGMP and other regulatory requirements. In the event that we determine that plasma was not collected in compliance with cGMP, we may be unable to use and may ultimately destroy plasma collected from that center, which would be recorded as a charge to cost of goods. Additionally, if non-compliance in the plasma collection process is identified after the impacted plasma has been pooled with compliant plasma from other sources, entire plasma pools, in-process intermediate materials and final products could be impacted. Consequently, we could experience significant inventory impairment provisions and write-offs which could adversely affect our business and financial results. We plan to increase our supplies of plasma for use in the manufacturing processes through increased purchases of plasma from third party suppliers as well as collections from our existing ADMA BioCenters plasma collection centers. This strategy is dependent upon our ability to maintain a cGMP compliant environment in both plasma centers and to expand production and attract donors to both centers. There is no assurance that the FDA will inspect and license our unlicensed plasma collection centers in a timely manner consistent with our production plans. If we misjudge the readiness of a center for an FDA inspection, we may lose credibility with the FDA and cause the FDA to more closely examine all of our operations. Such additional scrutiny could materially hamper our operations and our ability to increase plasma collections. Our ability to expand production and increase our plasma collection centers to more efficient production levels may be affected by changes in the economic environment and population in selected regions where ADMA BioCenters operates its current or future plasma centers, by the entry of competitive plasma centers into regions where ADMA BioCenters operates such centers, by misjudging the demographic potential of individual regions where ADMA BioCenters expects to expand production and attract new donors, by unexpected facility related challenges, or by unexpected management challenges at selected plasma centers.

Our ability to commercialize our products, alone or with collaborators, will depend in part on the extent to which reimbursement will be available from governmental agencies, health administration authorities, private health maintenance organizations and health insurers and other healthcare payers, and also depend upon the approval, timing and representations by the FDA or other governmental authorities for our product candidates. As the FDA BLA review process is ongoing, we are subject to information requests and communications from the FDA on a routine basis and may not have clarity on any or all specific aspects of the approval timing, language, name, claims and any other future requirements that may be imposed by the FDA or other governmental agencies, for marketing authorization and ultimately financial reimbursement for patient utilization.

Our ability to generate product revenues will be diminished if our products sell for inadequate prices or patients are unable to obtain adequate levels of reimbursement. Significant uncertainty exists as to the reimbursement status of newly approved healthcare products, as well as to the timing, language, specifications and other details pertaining to the approval of such products. Healthcare payers, including Medicare, are challenging the prices charged for medical products and services. Government and other healthcare payers increasingly attempt to contain healthcare costs by limiting both coverage and the level of reimbursement for products. Even if one of our product candidates is approved by the FDA, insurance coverage may not be available, and reimbursement levels may be inadequate, to cover such product. If government and other healthcare payers do not provide adequate coverage and reimbursement levels for one of our products, once approved, market acceptance of such product could be reduced. Prices in many countries, including many in Europe, are subject to local regulation and certain pharmaceutical products, such as plasma-derived products, are subject to price controls in several of the world's principal markets, including many countries within the European Union. In the U.S., where pricing levels for our products are substantially established by third-party payors, including Medicare, if payors reduce the amount of reimbursement for a product, it may cause groups or individuals dispensing the product to discontinue administration of the product, to administer lower doses, to substitute lower cost products or to seek additional price-related concessions. These actions could have a negative effect on financial results, particularly in cases where our products command a premium price in the marketplace, or where changes in reimbursement induce a shift in the site of treatment. The existence of direct and indirect price controls and pressures over our products could materially adversely affect our financial prospects and performance.

The new biosimilar pathway established as part of the healthcare reform may make it easier for competitors to market biosimilar products.

The healthcare reform law introduced an abbreviated licensure pathway for biological products that are demonstrated to be biosimilar to an FDA-licensed biological product.  A biological product may be demonstrated to be “biosimilar” if data show that, among other things, the product is “highly similar” to an already-approved biological product, known as a reference product, and has no clinically meaningful differences in terms of safety and effectiveness from the reference product. The law provides that a biosimilar application may be submitted as soon as four years after the reference product is first licensed, and that the FDA may not make approval of an application effective until 12 years after the reference product was first licensed.  Since the enactment of the law, the FDA has issued several guidance documents to assist sponsors of biosimilar products prepare their approval applications.  The FDA approved the first biosimilar product in 2015, and approved three biosimilar products in 2016.  As a result of the biosimilar pathway in the U.S., we expect in the future to face greater competition from biosimilar products, including a possible increase in patent challenges.

The implementation of the healthcare reform law in the U.S. may adversely affect our business.

Through the March 2010 adoption of the healthcare reform law in the U.S., substantial changes are being made to the current system for paying for healthcare in the U.S., including programs to extend medical benefits to millions of individuals who currently lack insurance coverage. The changes contemplated by the healthcare reform law are subject to rule-making and implementation timelines that extend for several years, and this uncertainty limits our ability to forecast changes that may occur in the future. However, implementation has already begun with respect to certain significant cost-saving measures under the healthcare reform law, for example with respect to several government healthcare programs that may cover the cost of our future products, including Medicaid, Medicare Parts B and D, and these efforts could have a materially adverse impact on our future financial prospects and performance. For example, with respect to Medicaid, in order for a manufacturer's products to be reimbursed by federal funding under Medicaid, the manufacturer must enter into a Medicaid rebate agreement with the Secretary of the U.S. Department of Health and Human Services, and pay certain rebates to the states based on utilization data provided by each state to the manufacturer and to CMS, and pricing data provided by the manufacturer to the federal government. The states share this savings with the federal government, and sometimes implement their own additional supplemental rebate programs. Under the Medicaid drug rebate program, the rebate amount for most branded drug products was previously equal to a minimum of 15.1% of the Average Manufacturer Price, or AMP, or the AMP less Best Price, whichever is greater. Effective January 1, 2010, the healthcare reform law generally increases the size of the Medicaid rebates paid by manufacturers for single source and innovator multiple source (brand name) drug product from a minimum of 15.1% to a minimum of 23.1% of the AMP, subject to certain exceptions, for example, for certain clotting factors, the increase is limited to a minimum of 17.1% of the AMP. For non-innovator multiple source (generic) products, the rebate percentage is increased from a minimum of 11.0% to a minimum of 13.0% of AMP.  In 2010, the healthcare reform law also newly extended this rebate obligation to prescription drugs covered by Medicaid managed care organizations. These increases in required rebates may adversely affect our future financial prospects and performance. In order for a pharmaceutical product to receive federal reimbursement under the Medicare Part B and Medicaid programs or to be sold directly to U.S. government agencies, the manufacturer must extend discounts to entities eligible to participate in the 340B drug pricing program.  The required 340B discount on a given product is calculated based on the AMP and Medicaid rebate amounts reported by the manufacturer.  As the 340B drug pricing is determined based on AMP and Medicaid rebate data, the revisions to the Medicaid rebate formula and AMP definition described above could cause the required 340B discount to increase.

Effective in 2011, the healthcare reform law imposed an annual, nondeductible fee on any entity that manufactures or imports certain branded prescription drugs and biologic agents, apportioned among these entities according to their market share in certain government healthcare programs. These fees may adversely affect our future financial prospects and performance.  The healthcare reform law established the Center for Medicare and Medicaid Innovation within CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending. Funding has been allocated to support the mission of the Center for Medicare and Medicaid Innovation through 2019.

The healthcare reform law also creates new rebate obligations for our products under Medicare Part D, a partial, voluntary prescription drug benefit created by the U.S. federal government primarily for persons 65 years old and over. The Part D drug program is administered through private insurers that contract with CMS. Beginning in 2011, the healthcare reform law generally requires that in order for a drug manufacturer's products to be reimbursed under Medicare Part D, the manufacturer must enter into a Medicare Coverage Gap Discount Program agreement with the Secretary of the U.S. Department of Health and Human Services, and reimburse each Medicare Part D plan sponsor an amount equal to 50% savings for the manufacturer's brand name drugs and biologics which the Part D plan sponsor has provided to its Medicare Part D beneficiaries who are in the "donut hole" (or a gap in Medicare Part D coverage for beneficiaries who have expended certain amounts for drugs). The Part D plan sponsor is responsible for calculating and providing the discount directly to its beneficiaries and for reporting these amounts paid to CMS's contractor, which notifies drug manufacturers of the rebate amounts it must pay to each Part D plan sponsor. The rebate requirement could adversely affect our future financial performance, particularly if contracts with Part D plans cannot be favorably renegotiated or the Part D plan sponsors fail to accurately calculate payments due in a manner that overstates our rebate obligation. Regarding access to our products, the healthcare reform law established and provided significant funding for a Patient-Centered Outcomes Research Institute to coordinate and fund Comparative Effectiveness Research, or CER. While the stated intent of CER is to develop information to guide providers to the most efficacious therapies, outcomes of CER could influence the reimbursement or coverage for therapies that are determined to be less cost-effective than others. Should any of our products be determined to be less cost effective than alternative therapies, the levels of reimbursement for these products, or the willingness to reimburse at all, could be impacted, which could materially impact our future financial prospects and results.

Developments in the worldwide economy may adversely impact our business.

The difficult economic environment may adversely affect demand for our products. RI-002, our current product candidate, is expected to be sold to hospitals, specialty pharmacies and clinicians in the U.S. As a result of loss of jobs, patients may lose medical insurance and be unable to purchase supply or may be unable to pay their share of deductibles or co-payments. Hospitals adversely affected by the economy may steer patients to less costly therapies, resulting in a reduction in demand, or demand may shift to public health hospitals, which may purchase at a lower government price. While to date we cannot directly trace any material reduction in demand to the recession, if economic conditions do not improve, the impact may become material.

Risks Relating to our Finances, Capital Requirements and Other Financial Matters

We are a late stage company with a history of operating losses that are expected to continue and we are unable to predict the extent of future losses, whether we will generate significant revenues or whether we will achieve or sustain profitability.

We are a late stage company and our prospects must be considered in light of the uncertainties, risks, expenses and difficulties frequently encountered by similarly situated companies. For the three months ended March 31, 2017 and 2016, we incurred net losses of $6.5 million and $4.6 million, respectively, and from our inception in 2004 through March 31, 2017, we have incurred an accumulated deficit of $113.5 million. We expect to make substantial expenditures and incur increasing operating costs in the future and our accumulated deficit will increase significantly as we expand commercial development, infrastructure, manufacturing and inventory planned requirements and clinical trial activities for our product candidates. Our losses have had, and are expected to continue to have, an adverse impact on our working capital, total assets and stockholders' equity. Because of the risks and uncertainties associated with product development, we are unable to predict the extent of any future losses, whether we will ever generate significant revenues or if we will ever achieve or sustain profitability.

We require additional funding and may be unable to raise capital when needed, which would force us to delay, curtail or eliminate one or more of our research and development programs or commercialization efforts.

Our operations have consumed substantial amounts of cash since inception. For the three months ended March 31, 2017 and 2016, we incurred research and development expenses of approximately $1.2 million and $2.0 million, respectively. We expect to continue to spend substantial amounts on product development, including commercialization activities, procuring raw material plasma, manufacturing, conducting potential future clinical trials for our product candidates and purchasing clinical trial materials from our suppliers. We anticipate that, based upon our projected revenue and expenditures, our current cash and cash equivalents, short term investments and accounts receivable will be sufficient to fund our operations, as currently conducted, into the first quarter of 2018. This time frame may change based upon how aggressively we execute on our operational initiatives. If our assumptions underlying our estimated expenses prove to be wrong, we may have to raise additional capital sooner than the first quarter of 2018. We have based this estimate, however, on assumptions that may prove to be wrong, and we could spend our available financial resources much faster than we currently expect. Until such time, if ever, as we can generate a sufficient amount of product revenue and achieve profitability, we expect to seek to finance future cash needs through equity or debt financings or corporate collaboration and licensing arrangements. If we are unable to raise additional capital, we will have to delay, curtail or eliminate our product development, including conducting clinical trials for our product candidates and purchasing clinical trial materials from our suppliers, as well as future commercialization efforts.

Raising additional funds by issuing securities or through licensing or lending arrangements may cause dilution to our existing stockholders, restrict our operations or require us to relinquish proprietary rights.

To the extent that we raise additional capital by issuing equity securities, the share ownership of existing stockholders will be diluted. Any future debt financing may involve covenants that restrict our operations, including limitations on our ability to incur liens or additional debt, pay dividends, redeem our stock, make certain investments and engage in certain merger, consolidation or asset sale transactions, among other restrictions. In addition, if we raise additional funds through licensing arrangements or the disposition of any of our assets, it may be necessary to relinquish potentially valuable rights to our product candidates, or grant licenses on terms that are not favorable to us.

Our cash, cash equivalents and short-term investments could be adversely affected if the financial institutions in which we hold our cash, cash equivalents and short-term investments fail.

We regularly maintain cash balances at third-party financial institutions in excess of the Federal Deposit Insurance Corporation, or FDIC, insurance limit. While we monitor daily the cash balances in the operating accounts and adjust the balances as appropriate, these balances could be impacted, and there could be a material adverse effect on our business, if one or more of the financial institutions with which we deposit fails or is subject to other adverse conditions in the financial or credit markets. To date, we have experienced no loss or lack of access to our invested cash or cash equivalents; however, we can provide no assurance that access to our invested cash and cash equivalents will not be impacted by adverse conditions in the financial and credit markets.

If we fail to maintain proper and effective internal control over financial reporting in the future, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, investors' views of us and, as a result, the value of our common stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and related rules, or SOX, our management is required to report on the effectiveness of our internal control over financial reporting. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. To comply with the requirements of being a reporting company under the Exchange Act, we have been required to upgrade, and may need to implement further upgrades to our systems, including information technology, implement additional financial and management controls, reporting systems and procedures and hire additional accounting and finance staff.

Our ability to use our Net Operating Loss carryforwards (NOLs) may be limited.

We have incurred substantial losses during our history. As of December 31, 2016, we had Federal and state NOLs of $87.8 million and $75.2 million, respectively. The $87.8 million and $75.2 million in Federal and state NOLs, respectively, will begin to expire at various dates beginning in 2027, if not limited by triggering events prior to such time. Under the provisions of the Internal Revenue Code, changes in our ownership, in certain circumstances, will limit the amount of Federal NOLs that can be utilized annually in the future to offset taxable income. In particular, Section 382 of the Internal Revenue Code imposes limitations on a company’s ability to use NOLs upon certain changes in such ownership. If we are limited in our ability to use our NOLs in future years in which we have taxable income, we will pay more taxes than if we were able to utilize our NOLs fully. We may experience ownership changes in the future as a result of subsequent shifts in our stock ownership that we cannot predict or control that could result in further limitations being placed on our ability to utilize our federal NOLs.

Risks Associated with our Common Stock

The market price of our common stock may be volatile and may fluctuate in a way that is disproportionate to our operating performance.

Our stock price may experience substantial volatility as a result of a number of factors, including:

•	sales or potential sales of substantial amounts of our common stock;

•	delay or failure in initiating or completing preclinical or clinical trials or unsatisfactory results of these trials;

•	delay in FDA approval for RI-002;

•	the timing of acceptance, reimbursement and sales of RI-002;

•	our ability to resume the manufacturing of BIVIGAM® once the deficiencies identified in the CRL have been resolved by us to the satisfaction of the FDA;

•	announcements about us or about our competitors, including clinical trial results, regulatory approvals or new product introductions;

•	developments concerning our licensors or product manufacturers;

•	litigation and other developments relating to our patents or other proprietary rights or those of our competitors;

•	conditions in the pharmaceutical or biotechnology industries;

•	governmental regulation and legislation;

•	variations in our anticipated or actual operating results; and

•	change in securities analysts’ estimates of our performance, or our failure to meet analysts’ expectations.

Many of these factors are beyond our control. The stock markets in general, and the market for pharmaceutical and biotechnology companies in particular, have historically experienced extreme price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors could reduce the market price of our common stock, regardless of our actual operating performance.

Sales of a substantial number of shares of our common stock, or the perception that such sales may occur, may adversely impact the price of our common stock.

As of June 13, 2017, almost approximately half of our 25,773,481 outstanding shares of common stock, as well as a substantial number of shares of our common stock underlying outstanding warrants, are available for sale in the public market, either pursuant to Rule 144 under the Securities Act (“Rule 144”) or under registration statements we intend to file in the future. The 12,886,740 shares of common stock, including 8,591,160 shares of non-voting common stock, recently acquired by BPC in the Biotest Transaction are subject to a lock-up for six months after closing of the Biotest Transaction. For three years after the end of such six-month period, subject to certain limited exceptions, under the stockholders agreement entered into between the Company and BPC upon closing the Biotest Transaction, sales by BPC of our equity interests may not exceed 15% of the issued and outstanding common stock of ADMA in any twelve-month period; provided, however, that if our market capitalization increases to double our market capitalization immediately following the closing of the Biotest Transaction, then BPC may sell up to 20% of our issued and outstanding common stock in any twelve-month period; provided, further, that (x) if our market capitalization increases to triple our market capitalization immediately following the closing of the Biotest Transaction, or (y) upon the one-year anniversary of BPC holding less than a 25% economic interest in us, then BPC may sell its equity interests in us at any time (subject to applicable securities laws). At the closing of the Biotest Transaction, we entered into a registration rights agreement with BPC, pursuant to which BPC will have, among other things, certain registration rights under the Securities Act with respect to its shares of our common stock, subject to certain transfer restrictions.

Sales of a substantial number of shares of our common stock, or the perception that such sales may occur, may adversely impact the price of our common stock.

We have never paid and do not intend to pay cash dividends in the foreseeable future. As a result, capital appreciation, if any, will be your sole source of gain.

We have never paid cash dividends on any of our capital stock and we currently intend to retain future earnings, if any, to fund the development and growth of our business. In addition, the terms of existing and future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

Our affiliates control a substantial amount of our shares of common stock. Provisions in our certificate of incorporation, our by-laws and Delaware law might discourage, delay or prevent a change in control of our company or changes in our management and, therefore, depress the trading price of our common stock.

Provisions of our certificate of incorporation, our by-laws and Delaware law may have the effect of deterring unsolicited takeovers or delaying or preventing a change in control of our company or changes in our management, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices. As of June 13, 2017, our directors and executive officers and their affiliates beneficially owned approximately 75.0% of the outstanding shares of common stock. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. These provisions include:

•	the inability of stockholders to call special meetings; and the ability of our board of directors to designate the terms of and issue new series of preferred stock without stockholder approval, which could include the right to approve an acquisition or other change in our control or could be used to institute a rights plan, also known as a poison pill, that would work to dilute the stock ownership of a potential hostile acquirer, likely preventing acquisitions that have not been approved by our board of directors; and

•	classification of our board of directors and limitation on filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

In addition, Section 203 of the Delaware General Corporation Law prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person which together with its affiliates owns, or within the last three years, has owned 15% of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.  The existence of the forgoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition. In addition, as a result of the concentration of ownership of our shares of common stock, our stockholders may from time to time, observe instances where there may be less liquidity in the public markets for our securities.

If we fail to adhere to the strict listing requirements of NASDAQ, we may be subject to delisting. As a result, our stock price may decline and our common stock may be delisted.  If our stock were no longer listed on NASDAQ, the liquidity of our securities likely would be impaired.

Our common stock currently trades on the NASDAQ Capital Market under the symbol “ADMA”. If we fail to adhere to NASDAQ's strict listing criteria, including with respect to stock price, our market capitalization and stockholders’ equity, our stock may be delisted. This could potentially impair the liquidity of our securities not only in the number of shares that could be bought and sold at a given price, which may be depressed by the relative illiquidity, but also through delays in the timing of transactions and the potential reduction in media coverage. As a result, an investor might find it more difficult to dispose of our common stock. We believe that current and prospective investors would view an investment in our common stock more favorably if it continues to be listed on NASDAQ. Any failure at any time to meet the continuing NASDAQ listing requirements could have an adverse impact on the value of and trading activity in our common stock. Although we currently satisfy the listing criteria for NASDAQ, if our stock price declines dramatically, we could be at risk of falling below NASDAQ continuing listing criteria.

We are an “emerging growth company,” and elect to comply with reduced public company reporting requirements applicable to emerging growth companies, which could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined by the Jumpstart Our Business Startups Act, or the JOBS Act. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies.  As an “emerging growth company,” we may, under Section 7(a)(2)(B) of the Securities Act, delay adoption of new or revised accounting standards applicable to public companies until such standards would otherwise apply to private companies.   We may continue to take advantage of this extended transition period until the first to occur of the date that we (i) are no longer an “emerging growth company” or (ii) affirmatively and irrevocably opt out of this extended transition period.

We could be an emerging growth company until December 31, 2018, which is the last day of the fiscal year following the fifth anniversary of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1 billion or we issue more than $1 billion of non-convertible debt in any three-year period, we would cease to be an emerging growth company prior to the end of such five-year period.

We have elected to take advantage of the benefits of this extended transition period.  Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.  Until the date that we are no longer an “emerging growth company” or affirmatively and irrevocably opt out of the exemption provided by Securities Act Section 7(a)(2)(B), upon issuance of a new or revised accounting standard that applies to our financial statements and that has a different effective date for public and private companies, we will disclose the date on which adoption is required for non-emerging growth companies and the date on which we will adopt the recently issued accounting standard. As an emerging growth company, we are also exempt from the requirement to have our independent registered public accounting firm provide an attestation report on our internal control over financial reporting.

We cannot predict if investors will find our common stock less attractive as a result of our reliance on these exemptions. If some investors find our common stock less attractive as a result of any choice we make to reduce disclosure, there may be a less active trading market for our common stock, our stock price may be more volatile and our stock price may decline dramatically.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. Other than approximately $0.7 million that we may receive from the selling stockholders upon the exercise of all warrants included herein, we will not receive any of the proceeds resulting from the sale of common stock by any selling stockholder. To the extent that we receive cash upon exercise of any warrants, we expect to use that cash for working capital and general corporate purposes.

SELLING STOCKHOLDERS

This prospectus relates to the offering by the selling stockholders of up to 6,042,470 shares of common stock, comprised of: (i) an aggregate of 2,331,717 shares of our common stock held by Aisling Capital II LP ("Aisling"), Biomark Capital Fund IV LP ("Biomark"), Consonance Capital Management LP ("Consonance"), Hariden, LLC ("Hariden"), Maggro, LLC ("Maggro"), Gordon K. Johnson, and Kirk M. Warshaw, which were issued by us in February 2012 pursuant to a securities purchase agreement in a private placement transaction exempt from the registration requirements of the Securities Act; (ii) an aggregate of 3,521,894 shares of our common stock held by Aisling, Hariden and Maggro, which we issued in 2012 to the existing stockholders (founders and institutional investors) of our predecessor entity; and (iii) an aggregate of 188,859 shares issuable upon the exercise of outstanding warrants as follows: (a) to Oxford Finance LLC (1) 74,309 shares of common stock issuable upon the exercise of a warrant expiring June 19, 2022, with an exercise price of $8.51 per share and (2) 24,800 shares of common stock issuable upon the exercise of warrants expiring May 13, 2023, with an exercise price of $6.37 per share; and (b) to Hercules Technology Growth Capital (1) 31,750 shares of common stock issuable upon the exercise of a warrant expiring December 2022, with an exercise price of $7.56 per share; (2) 34,800 shares of common stock issuable upon the exercise of a warrant expiring December 2024, with an exercise price of $7.50 per share and (3) 23,200 shares of common stock issuable upon the exercise of a warrant expiring December 2024, with an exercise price of $7.50 per share.

The following table sets forth, based on information provided to us by the selling stockholders or known to us, the name of the selling stockholders and the number of shares of our common stock beneficially owned by the selling stockholders before this offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. No selling stockholder is a broker-dealer or an affiliate of a broker-dealer.

The registration of such shares does not necessarily mean, however, that any of these shares will be offered or sold by the selling stockholders. The selling stockholders may from time to time offer and sell all or a portion of their shares in the over-the-counter market, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

We have assumed all shares of common stock reflected on the table will be sold from time to time in the offering covered by this prospectus. Because the selling stockholders may offer all or any portions of the shares of common stock listed in the table below, no estimate can be given as to the amount of those shares of common stock covered by this prospectus that will be held by the selling stockholders upon the termination of the offering. Please carefully read the footnotes located below the table in conjunction with the information presented in the table.

SELLING STOCKHOLDERS’ TABLE

	Shares Beneficially Owned Prior to Offering		Shares Offered	Shares Beneficially Owned After Offering
Name of Beneficial Owner	Number	Percent(1)	Number	Number	Percent(1)
Aisling Capital II LP (2)	3,705,317	14.32%	3,196,406	508,911	1.97%
Biomark Capital Fund IV, LP (3)	1,481,877	5.74%	1,124,480	357,397	1.38%
Consonance Capital Management LP (4)	1,273,933	4.94%	463,023	810,910	3.15%
Hariden, LLC (5)	1,298,645	4.95%	557,430	741,215	2.83%
Maggro, LLC (6)	528,016	2.05%	495,664	32,352	*
Oxford Finance LLC (7)	99,109	*	99,109	—	—
Hercules Technology Growth Capital (8)	89,750	*	89,750	—	—
Gordon K. Johnson (9)	9,993	*	9,993	—	—
Kirk M. Warshaw (10)	6,615	*	6,615	—	—
Total	8,493,255	32.80%	6,042,470	2,450,785	9.45%

* Less than 1%.

(1)       Based on 25,773,481 shares of common stock outstanding.

(2)       The shares directly held by Aisling are deemed to be beneficially owned by Aisling Capital Partners, LP (“Aisling GP”), as general partner of Aisling, and Aisling Capital Partners, LLC (“Aisling Partners”), as general partner of Aisling GP, and may be deemed to be beneficially owned by each of the individual managing members of Aisling Partners. The individual managing members (collectively, the “Managers”) of Aisling Partners are Mr. Steven Elms, the Chairman of our Board of Directors, Dr. Andrew Schiff and Mr. Dennis Purcell. Aisling GP, Aisling Partners, and the Managers may share voting and dispositive power over the shares owned of record by Aisling. The address for Aisling GP, Aisling Partners, and the Managers is 888 Seventh Avenue, 12th Floor, New York, NY 10106. The information in the preceding sentences is based on Aisling’s Schedule 13D/A filed with the SEC on January 25, 2017. Amount includes options to purchase an aggregate of 97,146 shares held by Mr. Elms and Dr. Dov Goldstein, a member of our Board of Directors and a member of the investment committee of Aisling GP, but does not include options to purchase an aggregate of 118,201 shares held by Mr. Elms and Dr. Goldstein which have not vested and will not vest within 60 days. Mr. Elms and Dr. Goldstein disclaim beneficial ownership of Aisling’s investment in the Company, except to the extent of their respective pecuniary interest therein.

(3)       The shares directly held by Biomark may be deemed to be beneficially owned by Biomark Capital Fund IV GP LLC (“Biomark GP”), and the manager of Biomark GP (the “Manager”). The Manager, who is a member of the investment committee of Biomark GP, is David S. Wetherell. Biomark GP and the Manager may share voting and dispositive power over the shares owned of record by Biomark. Biomark GP and the Manager each disclaim beneficial ownership of the shares owned of record by Biomark, except to the extent of any pecuniary interest therein. The address for Biomark GP and the Manager is c/o Biomark Capital Fund IV GP LLC, 537 Steamboat Rd., Suite 200, Greenwich, CT 06830. The information in the preceding sentences is based on Biomark’s Schedule 13D/A filed with the SEC on January 30, 2017. Amount includes options to purchase 48,573 shares of common stock held by Mr. Fong, but does not include options to purchase 59,101 shares held by Mr. Fong which have not vested and will not vest within 60 days. Mr. Fong does not exercise voting or dispositive power over such shares, and disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein.

(4)       The address of Consonance Capital Management LP is 1370 Avenue of the Americas, Suite 3301, New York, NY 10019. Share ownership reported above is based on a Form 13G/A filed by Consonance Capital Management LP on February 13, 2017.

(5)       The managing member of Hariden, LLC is Adam S. Grossman, who is therefore deemed to be the beneficial owner of the securities held by Hariden, LLC. Mr. Grossman has been a director of the Company since 2007, and has served as its President and Chief Executive Officer since October 2011. Amount includes options to purchase 458,688 shares of common stock held by Mr. Grossman, but does not include options to purchase 707,760 shares held by Mr. Grossman which have not vested and will not vest within 60 days.

(6)       The shares are directly held by Maggro, LLC ("Maggro"). Dr. Jerrold B. Grossman, who has been a director of the Company since 2007, resigned as the managing member of Maggro as of October 21, 2015, though he continues to be a non-controlling member of Maggro, having retained a nominal interest therein. Dr. Grossman disclaims beneficial ownership of the common stock held by Maggro, except to the extent of his nominal pecuniary interest therein.

(7)       Consists of 99,109 shares of common stock issuable upon the exercise of outstanding warrants.

(8)       Consists of 89,750 shares of common stock issuable upon the exercise of outstanding warrants.

(9)       Consists of 9,993 shares of outstanding common stock.

(10)     Consists of 6,615 shares of common stock.

We will pay the fees and the expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, fees and expenses of our counsel and accountants and fees and expenses of selling stockholders' counsel. The selling stockholders will pay any underwriting or broker discounts and commissions incurred by the selling stockholders in selling their shares of common stock.

PLAN OF DISTRIBUTION

We are registering the shares offered by this prospectus on behalf of the selling stockholders, and the shares covered by this prospectus may be offered and sold from time to time. The term “selling stockholders” includes pledgees, donees, assignees, transferees or other successors-in-interest and any other person named as a selling stockholder in any applicable prospectus supplement. To the extent any of the selling security holders gift, pledge or otherwise transfer the shares offered hereby, such transferees may offer and sell the shares from time to time under this prospectus, provided that this prospectus has been supplemented under Rule 424(b)(3) or other applicable provision of the Securities Act to include the name of such transferee in the list of selling security holders under this prospectus. Upon receipt by us of all requisite information from the transferee relating to any gift, pledge, or transfer of shares offered hereby, we shall supplement this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act to include the name of such transferee in the list of selling stockholders. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

•	on the Nasdaq Capital Market (or any other exchange on which the shares may be listed);

•	an underwritten offering;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	on the over-the-counter market;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	in privately negotiated transactions;

•	in options transactions;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. If the selling stockholders use one or more underwriters in the sale, such underwriter(s) will acquire the shares of our common stock covered by this prospectus for their own account. The underwriter(s) may resell the shares of our common stock in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. The selling stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from the offering by the selling stockholders.

If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent.

If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution, including the names of any underwriters, the obligation of the underwriters to take the securities, the number of shares of our common stock to be sold, the purchase price and the proceeds the selling stockholders will receive from the sale, the offering expenses, any underwriting discounts and other items constituting underwriters’ compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers, and any other information we believe to be material. The selling stockholders may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.

In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale. In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate proceeds of the offering.

 Any underwriters, broker-dealers or agents who participate in the sale or distribution of the common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. In addition, any selling stockholder or affiliate of a selling stockholder that is a registered broker-dealer will be deemed to be an underwriter, unless such selling stockholder purchased in the ordinary course of business, and at the time of its purchase of the shares to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute the shares. As a result, any profits on the sale of the common stock by such selling stockholders and any discounts, commissions or concessions received by it may be deemed to be underwriting discounts and commissions under the Securities Act. Affiliates of selling stockholders who are deemed to be “underwriters” within the meaning of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The specific terms of the lock-up provisions, if any, in respect of any given offering will be described in the applicable prospectus supplement.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

If indicated in the applicable prospectus supplement, underwriters or other persons acting as agents may be authorized to solicit offers by institutions or other suitable purchasers to purchase the securities at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

In addition, we have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

Underwriters and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Any underwriters to whom shares of common stock are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by DLA Piper LLP (US), Short Hills, New Jersey.

EXPERTS

CohnReznick LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, as set forth in their report, which includes an explanatory paragraph relating to our ability to continue as a going concern, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on CohnReznick LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Many of our SEC filings are also available to the public from the SEC’s Website at “http://www.sec.gov.” We make available free of charge our annual, quarterly and current reports, proxy statements and other information upon request. To request such materials, please contact Brian Lenz, our Chief Financial Officer, at the following address or telephone number: ADMA Biologics, Inc. 465 Route 17, Ramsey, New Jersey 07446, Attention: Brian Lenz, Vice President and Chief Financial Officer, (201) 478-5552. Exhibits to the documents will not be sent, unless those exhibits have specifically been incorporated by reference in this prospectus.

Copies of certain information filed by us with the SEC are also available on our website at www.admabiologics.com. Information contained in, or accessible through, our website does not constitute a part of this prospectus or any accompanying prospectus supplement.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION BY REFERENCE

The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. The information incorporated by reference is considered to be a part of this prospectus and may subsequently be updated and superseded as described below. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the offering of the securities under the registration statement is terminated or completed. This prospectus also incorporates by reference any documents that we file with the SEC after the date that the initial registration statement is filed with the SEC and before the effectiveness of the registration statement:

We incorporate by reference the following documents we have filed, or may file, with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 24, 2017, including the information specifically incorporated by reference into the Annual Report from our definitive merger proxy statement on Schedule 14A, filed with the SEC on April 26, 2017;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the SEC on May 12, 2017;

•	our Current Reports on Form 8-K filed with the SEC on January 23, 2017, February 17, 2017, May 10, 2017, May 25, 2017, May 30, 2017, June 9, 2017 and June 12, 2017;

•	the description of our common stock contained in our registration statement on Form S-1 (File No. 333-186579) filed with the SEC on February 11, 2013, including any amendments thereto or reports filed for the purpose of updating such description; and

•	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act after the date of this registration statement and prior to the effectiveness of the registration statement.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, is furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

ADMA Biologics, Inc.

465 Route 17

Ramsey, New Jersey 07446

Attention: Brian Lenz, Vice President and Chief Financial Officer

(201) 478-5552

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following is a statement of the estimated costs and expenses, other than underwriting compensation, incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being registered pursuant to this registration statement.  All of the amounts shown are estimates except for the SEC registration fee. The amounts do not include the costs of preparing any prospectus supplements, FINRA filing fees, transfer agent fees or other expenses relating to the sale and distribution of particular securities registered pursuant to this registration statement, as those costs and expenses cannot be estimated at this time.

SEC Registration Fee	$2,210
Accounting Fees and Expenses	$5,000
Legal Fees and Expenses	$25,000
Miscellaneous Fees and Expenses	$4,000
Total:	$36,210

Item 15. Indemnification of Officers and Directors.

Our directors and officers are indemnified as provided by the Delaware General Corporation Law, our Certificate of Incorporation, as amended, and our Amended and Restated Bylaws. We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Item 16. Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which Exhibit Index is hereby incorporated by reference.

Item 17. Undertakings.

a. The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (i), (ii) and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

5.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ramsey, State of New Jersey, on June 16, 2017.

ADMA BIOLOGICS, INC.
(Registrant)

By:	/s/ Adam S. Grossman
Adam S. Grossman
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW BY ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Adam S. Grossman and Brian Lenz, and each of them, the undersigned’s true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratify and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on the date listed below.

Signature	Capacity	Date

/s/ Adam S. Grossman	President and Chief Executive Officer	June 16, 2017
Adam S. Grossman	(Principal Executive Officer)

/s/ Brian Lenz	Vice President and Chief Financial Officer	June 16, 2017
Brian Lenz	(Principal Financial Officer and Principal Accounting Officer)

/s/ Steven A. Elms	Chairman of the Board of Directors	June 16, 2017
Steven A. Elms

/s/ Dr. Jerrold B. Grossman	Vice Chairman of the Board of Directors	June 16, 2017
Dr. Jerrold B. Grossman

/s/ Bryant E. Fong	Director	June 16, 2017
Bryant E. Fong

/s/ Dov A. Goldstein, M.D.	Director	June 16, 2017
Dov A. Goldstein, M.D.

/s/ Lawrence P. Guiheen	Director	June 16, 2017
Lawrence P. Guiheen

/s/ Eric I. Richman	Director	June 16, 2017
Eric I. Richman

/s/ Dr. Bernhard Ehmer	Director	June 16, 2017
Dr. Bernhard Ehmer

Index to Exhibits

Exhibit No.	Description

4.1	Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to Amendment No. 1 to the Company's Current Report on Form 8-K/A, filed with the SEC on March 29, 2012).

4.2	Form of Placement Agent Warrant (incorporated herein by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K, filed with the SEC on February 13, 2012).

4.3	Warrant Agreement, dated as of December 21, 2012, by and between Hercules Technology Growth Capital, Inc. and the Company (incorporated herein by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1 (File No. 333-186579), filed with the SEC on February 11, 2013).

4.4	Form of Warrant, dated as of June 19, 2015, issued to Oxford Finance LLC (incorporated herein by reference to Exhibit 4.4 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on March 23, 2016).

4.5	Form of Secured Promissory Note issued to Oxford Finance LLC (incorporated herein by reference to Exhibit D to Exhibit 10.23 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, filed with the SEC on August 11, 2015).

4.6	Form of Warrant, dated as of May 13, 2016, issued to Oxford Finance LLC (incorporated herein by reference to Exhibit 4.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 13, 2016).

4.7	Form of Secured Promissory Note, dated as of May 13, 2016, issued to Oxford Finance LLC (incorporated herein by reference to Exhibit 4.7 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 13, 2016).

5.1	Opinion of DLA Piper LLP (US).*

23.1	Consent of CohnReznick LLP, Independent Registered Public Accounting Firm.*

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).*

24.1	Power of Attorney (included on signature page).

________________________

* Filed herewith.

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